                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                   AMGEN INC.,

                              AMS ACQUISITION INC.

                                       AND

                               IMMUNEX CORPORATION

                          DATED AS OF DECEMBER 16, 2001

                                TABLE OF CONTENTS
                                -----------------


ARTICLE 1    The Merger......................................................  1

Section 1.1    The Merger ...................................................  1
Section 1.2    Closing.......................................................  1
Section 1.3    Effect of the Merger..........................................  2
Section 1.4    Articles of Incorporation; Bylaws.............................  2
Section 1.5    Directors and Officers of the Surviving Corporation...........  2
Section 1.6    Directors of Parent...........................................  2

ARTICLE 2.   Conversion of Securities; Exchange of Certificates..............  2

Section 2.1    Conversion of Securities......................................  2
Section 2.2    Exchange of Certificates......................................  4
Section 2.3    Stock Transfer Books..........................................  7
Section 2.4    Stock Options.................................................  7
Section 2.5    Employee Stock Purchase Plan..................................  8
Section 2.6    Employment Agreement..........................................  8
Section 2.7    AHP Agreements................................................  8
Section 2.8    Role of Seattle and Rhode Island Following the Merger.........  9

ARTICLE 3.   Representations and Warranties of the Company...................  9

Section 3.1    Organization and Qualification; Subsidiaries..................  9
Section 3.2    Articles of Incorporation and Bylaws; Corporate Books
                 and Records.................................................  9
Section 3.3    Capitalization................................................ 10
Section 3.4    Authority..................................................... 11
Section 3.5    No Conflict; Required Filings and Consents.................... 11
Section 3.6    Permits; Compliance With Law.................................. 12
Section 3.7    SEC Filings; Financial Statements............................. 13
Section 3.8    Absence of Certain Changes or Events.......................... 13
Section 3.9    Employee Benefit Plans........................................ 14
Section 3.10   Labor and Other Employment Matters............................ 16
Section 3.11   Tax Treatment................................................. 17
Section 3.12   Contracts..................................................... 17
Section 3.13   Litigation.................................................... 18
Section 3.14   Environmental Matters......................................... 18
Section 3.15   Intellectual Property......................................... 19
Section 3.16   Taxes......................................................... 20
Section 3.17   Insurance..................................................... 20
Section 3.18   Properties.................................................... 20
Section 3.19   Regulatory Compliance......................................... 21
Section 3.20   Opinion of Financial Advisor.................................. 22
Section 3.21   Vote Required................................................. 22
Section 3.22   Brokers....................................................... 22

ARTICLE 4.   Representations and Warranties of Parent and Merger Sub......... 22

Section 4.1    Organization and Qualification; Subsidiaries.................. 22
Section 4.2    Certificate of Incorporation and Bylaws; Corporate Books
                  and Records................................................ 23
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                                       i

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
Section 4.3    Capitalization................................................ 23
Section 4.4    Authority Relative to This Agreement.......................... 24
Section 4.5    No Conflict; Required Filings and Consents.................... 24
Section 4.6    Permits; Compliance With Law.................................. 25
Section 4.7    SEC Filings; Financial Statements............................. 25
Section 4.8    Absence of Certain Changes or Events.......................... 26
Section 4.9    Litigation.................................................... 26
Section 4.10   Environmental Matters......................................... 27
Section 4.11   Intellectual Property......................................... 27
Section 4.12   Regulatory Compliance......................................... 27
Section 4.13   Tax Treatment................................................. 28
Section 4.14   Ownership of Merger Sub; No Prior Activities.................. 28
Section 4.15   Opinion of Financial Advisor.................................. 28
Section 4.16   Vote Required................................................. 28
Section 4.17   Brokers....................................................... 28
Section 4.18   Sufficient Funds.............................................. 28

ARTICLE 5.  Covenants........................................................ 28

Section 5.1    Conduct of Business by the Company Pending the Closing........ 28
Section 5.2    Conduct of Business by Parent Pending the Closing............. 32
Section 5.3    Cooperation................................................... 33
Section 5.4    Tax-Free Reorganization Treatment............................. 33
Section 5.5    Control of Other Party's Business............................. 33

ARTICLE 6.  Additional Agreements............................................ 34

Section 6.1    Registration Statement; Proxy Statement....................... 34
Section 6.2    Shareholders' Meetings........................................ 35
Section 6.3    Access to Information; Confidentiality........................ 36
Section 6.4    No Solicitation of Transactions............................... 37
Section 6.5    Appropriate Action; Consents; Filings......................... 39
Section 6.6    Certain Notices............................................... 41
Section 6.7    Public Announcements.......................................... 41
Section 6.8    Nasdaq Listing................................................ 41
Section 6.9    Employee Benefit Matters...................................... 41
Section 6.10   Indemnification of Directors and Officers..................... 42
Section 6.11   Plan of Reorganization........................................ 43
Section 6.12   Affiliate Letters............................................. 43
Section 6.13   Section 16 Matters............................................ 43
Section 6.14   Stock Award Matters........................................... 43
Section 6.15   Restructure of Transaction.................................... 44

ARTICLE 7.  Closing Conditions............................................... 44

Section 7.1    Conditions to Obligations of Each Party Under
                  This Agreement............................................. 44
Section 7.2    Additional Conditions to Obligations of Parent and
                  Merger Sub................................................. 45
Section 7.3    Additional Conditions to Obligations of the Company........... 46

ARTICLE 8.  Termination, Amendment and Waiver................................ 47

Section 8.1    Termination................................................... 47

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                                       ii

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

Section 8.2   Effect of Termination.......................................... 48
Section 8.3   Amendment...................................................... 50
Section 8.4   Waiver......................................................... 50
Section 8.5   Fees and Expenses.............................................. 50

ARTICLE 9.  General Provisions............................................... 50

Section 9.1   Non-Survival of Representations and Warranties................. 50
Section 9.2   Notices........................................................ 50
Section 9.3   Certain Definitions............................................ 52
Section 9.4   Terms Defined Elsewhere........................................ 58
Section 9.5   Headings....................................................... 61
Section 9.6   Severability................................................... 61
Section 9.7   Entire Agreement............................................... 61
Section 9.8   Assignment..................................................... 61
Section 9.9   Parties in Interest............................................ 61
Section 9.10  Mutual Drafting................................................ 61
Section 9.11  Governing Law; Consent to Jurisdiction; Waiver of Trial
                by Jury...................................................... 62
Section 9.12  Specific Performance........................................... 63
Section 9.13  Disclosure..................................................... 63
Section 9.14  Counterparts................................................... 63


Exhibit 6.12            Form of Affiliate Letter

Exhibit 7.2(c)(i)       Parent Tax Matters Certificate

Exhibit 7.2(c)(ii)      Company Tax Matters Certificate

                  AGREEMENT AND PLAN OF MERGER, dated as of December 16, 2001 (this "Agreement"), by and among Amgen Inc., a Delaware corporation ("Parent"),
       ---------                                                      ------
AMS Acquisition Inc., a Washington corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Immunex Corporation, a Washington corporation (the
         ----------
"Company").
 -------

                  WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions of this
              ------
Agreement and in accordance with the Business Corporation Act of the State of Washington (the "WBCA");
                 ----

                  WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective shareholders, and Parent has approved this Agreement and the Merger as the sole shareholder of Merger Sub;

                  WHEREAS, as a condition to and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, American Home Products Corporation, a Delaware corporation and shareholder of the Company ("AHP"), is entering into a Shareholder Voting Agreement with Parent and Merger Sub (the "Voting
                                                              ------
Agreement");
---------

                  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and
                                                              ----

                  WHEREAS, certain capitalized terms used herein are defined in Section 9.3;

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1.
                                   THE MERGER

     Section 1.1   The Merger. Upon the terms and subject to satisfaction or
                   ----------
waiver of the conditions set forth in this Agreement, and in accordance with the WBCA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").
                 ---------------------

     Section 1.2   Closing. The closing of the Merger (the "Closing") shall take
                   -------                                  -------
place on the first Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article 7, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the "Closing Date"). The Closing
                                                     ------------
shall be held at the offices of Latham & Watkins, 633 West Fifth
Street, Suite 4000, Los Angeles, California 90071, unless another place is agreed to in writing by the parties hereto. As soon as practicable after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing articles of merger relating to the Merger (the "Articles of Merger") with the Secretary of
                                    ------------------
State of the State of Washington, in such form as required by, and executed in accordance with the relevant provisions of, the WBCA (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the "Effective Time").
                          --------------

        Section 1.3   Effect of the Merger. At the Effective Time, the effect
                      --------------------
of the Merger shall be as provided in the applicable provisions of the WBCA. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 1.4   Articles of Incorporation; Bylaws.
                      ---------------------------------

        (a) Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended in their entirety to read as the Articles of Incorporation of Merger Sub, until thereafter changed or amended as provided therein or by applicable Law, except that Article I thereof shall be amended to read as follows: "The name of the Corporation is Immunex Corporation." Such Articles shall not be inconsistent with Section 6.10.

        (b) Bylaws. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law. Such Bylaws shall not be inconsistent with Section 6.10.

        Section 1.5   Directors and Officers of the Surviving Corporation. The
                      ---------------------------------------------------
directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

        Section 1.6   Directors of Parent. At or prior to the Effective Time,
                      -------------------
the Board of Directors of Parent shall take all action necessary so that, effective immediately following the Effective Time, Edward V. Fritzky shall be appointed to the Board of Directors of Parent. If at the Effective Time Parent has multiple classes of directors, Parent shall take all action reasonably necessary, subject to applicable Law, to appoint Mr. Fritzky to the class of directors with the longest remaining term as of the Effective Time, provided, that Parent shall not be required to request that an incumbent director of Parent switch classes.

                                   ARTICLE 2.
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

        Section 2.1   Conversion of Securities. At the Effective Time, by virtue
                      ------------------------
of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

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     (a) Conversion Generally. Each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding
                        --------------------
immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b) and dissenting shares referred to in Section 2.1(e)) shall be converted, subject to Section 2.2(e), into the right to receive (i) 0.440 (the "Exchange Ratio") of a share of common stock,
                                 --------------
par value $0.0001 per share ("Parent Common Stock"), of Parent (the "Common
                              -------------------                    ------
Stock Consideration") and (ii) $4.50 in cash (the "Cash Consideration," and
-------------------                                ------------------
together with the Common Stock Consideration, the "Merger Consideration"). All
                                                   --------------------
such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration payable in respect of such shares of Company Common Stock.

     (b) Parent-Owned Shares. All shares of Company Common Stock owned by Parent or any of its Subsidiaries shall be cancelled and retired and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor.

     (c) Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     (d) Change in Shares. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio and the Option Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Common Stock and Company Options the same economic effect as contemplated by this Agreement prior to such event.

     (e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock as to which the holder thereof shall have properly complied with the provisions of Chapter 23B.13 of the WBCA as to dissenters' rights (each, a "Dissenting Share"), if
                                                      ----------------
any, such holder shall be entitled to payment, solely from the Surviving Corporation, of the appraisal value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of Chapter 23B.13 of the WBCA; provided, however, that (i) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the WBCA, affirmatively withdraws such holder's demand for appraisal of such Dissenting Shares, (ii) if any holder of Dissenting Shares fails to establish such holder's entitlement to dissenters' rights as provided in the WBCA or (iii) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for such holder's shares under the WBCA, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive the Merger Consideration payable in respect of such shares of Company Common Stock. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common

Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the written consent of Parent.

                (f) Associated Rights. References in this Agreement to Parent Common Stock shall include, unless the context requires otherwise, the associated Preferred Share Purchase Rights issued pursuant to the Amended and Restated Rights Agreement dated as of December 12, 2000 between Parent and American Stock Transfer and Trust Company, as Rights Agent (the "Rights Plan").
                                                                 -----------

     Section 2.2 Exchange of Certificates.
                 ------------------------

                (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer and Trust Company or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the
                                  --------------
holders of shares of Company Common Stock, for exchange, in accordance with this
Article 2, through the Exchange Agent, sufficient cash and certificates representing shares of Parent Common Stock to make all deliveries pursuant to this Article 2. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.2(c). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of Company Common Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 2.2(c) and 2.2(e) hereof, the Exchange Fund shall not be used for any other purpose. Any cash and certificates representing Parent Common Stock deposited with the Exchange Agent (including the proceeds from sales of Excess Shares in accordance with Section 2.2(e)) shall be referred to as the "Exchange Fund."
                             -------------

                (b) Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (i)
                                                             ------------
a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate, cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any Cash Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock may be paid to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c).

     (c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made with respect to shares of Parent Common Stock, with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.2(e), unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of the certificates representing whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly, the amount of any cash due pursuant to Section 2.1 and cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date at or after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date at or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender, payable with respect to such whole shares of Parent Common Stock.

     (d) Further Rights in Company Common Stock. The Merger Consideration issued upon conversion of a share of Company Common Stock in accordance with the terms hereof (including any dividends or distributions pursuant to Section 2.2(c) or Section 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Company Common Stock.

     (e) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of Parent.

         (i) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the closest number of whole shares of Parent Common Stock represented by the aggregate of the fractional share interests in Parent Common Stock to which all holders of Company Common Stock are entitled (the "Excess Shares"). As soon after the Effective Time as practicable, the
      -------------
Exchange Agent, as agent for such holders of Parent Common Stock, shall sell the Excess Shares at then prevailing prices on Nasdaq, all in the manner provided in this Section 2.2(e).

         (ii) The sale of the Excess Shares by the Exchange Agent shall be executed on Nasdaq through one or more member firms of Nasdaq and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to such holders of Company Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders of Company Common Stock as part of the Exchange Fund. All commissions, transfer Taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares shall be deducted from the Exchange Fund. In addition, the Exchange Agent's compensation and expenses in connection with such sale or sales shall be deducted from the Exchange Fund. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all shares of Parent Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled.

         (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Common Stock subject to and in accordance with the terms of this Article 2.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and, from and after such delivery to Parent, any holders of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the Merger Consideration payable in respect of such shares of Company Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

     (g) No Liability. None of Parent, the Surviving Corporation or the Company shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

     (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

     (i) Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

     (j) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 2.2(f). In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

     Section 2.3 Stock Transfer Books. At the Effective Time, the stock transfer
                 --------------------
books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to
Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), without any interest thereon.

     Section 2.4 Stock Options.
                 -------------

     (a) At the Effective Time, each Company Option, other than Cancelled Company Options, then outstanding under any Company Stock Option Plan, whether or not then exercisable, shall be converted into an option to purchase Parent Common Stock in accordance with this Section 2.4(a). Each Company Option so converted shall continue to have, and be subject to, the same terms and conditions (including vesting schedule) as set forth in the applicable Company Stock Option Plan and any agreements thereunder immediately prior to the Effective Time, except that, as of the Effective Time, (i) each Company Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by 0.52 (the "Option Exchange
                                                                 ---------------
Ratio"), rounded down to the nearest whole number of shares of Parent Common
-----
Stock, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Option so converted shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option

Exchange Ratio, rounded up to the nearest whole cent, and (iii) each Company Option which (a) is outstanding as of the date of this Agreement, (b) remains outstanding at the Effective Time, and (c) constitutes an Accelerated Company Option immediately prior to the Effective Time, shall be fully vested and exercisable as to all shares of Parent Common Stock subject thereto. Notwithstanding the foregoing, the conversion of any Company Options which are "incentive stock options," within the meaning of Section 422 of the Code, into options to purchase Parent Common Stock shall be made so as not to constitute a "modification" of such Company Options within the meaning of Section 424 of the Code.

     (b) At the Effective Time, each Cancelled Company Option then outstanding under any Company Stock Option Plan shall be cancelled, and in exchange therefor, shall be converted into an option ("Replacement Option") to purchase
                                              ------------------
that number of whole shares of Parent Common Stock equal to the product of the number of shares subject to the related Cancelled Company Option multiplied by 0.4, rounded down to the nearest whole number of shares of Parent Common Stock, with an exercise price per share equal to the fair market value of a share of Parent Common Stock as of the date of grant of the Replacement Option (which shall be as of the close of market on the date of the Effective Time)and otherwise subject to the terms and conditions (including the vesting schedule) that were applicable to the related Cancelled Company Option immediately prior to the Effective Time, and neither the vesting nor exercisability of any Cancelled Company Option or Replacement Option shall be accelerated except as provided in the addendums to the Company Stock Option Plans.

     Section 2.5   Employee Stock Purchase Plan. At the Effective Time, each
                   ----------------------------
outstanding purchase right under the Immunex Corporation 1999 Employee Stock Purchase Plan (the "ESPP") shall be assumed by Parent in such manner that Parent
                    ----
is a corporation "issuing or assuming a stock option in a transaction to which
Section 424(a) applies" within the meaning of the Code, and shall be converted into a right to purchase Parent Common Stock in accordance with this Section
2.5. Each purchase right so assumed and converted by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the ESPP and the documents governing the outstanding purchase rights under the ESPP, immediately prior to the Effective Time, except that the purchase price of shares of Parent Common Stock and the number of shares of Parent Common Stock to be issued upon the exercise of such purchase rights shall be adjusted in accordance with the Option Exchange Ratio.

     Section 2.6   Employment Agreement.  Simultaneously with the execution of
                   --------------------
this Agreement, Parent has entered into an employment agreement with Edward V. Fritzky, which agreement shall become effective upon the Closing.

     Section 2.7   AHP Agreements. Simultaneously with the execution of this
                   --------------
Agreement, each of that certain Stockholders' Rights Agreement by and among Parent, AHP, MDP Holdings, Inc. and Lederle Parenterals, Inc., that certain Amended and Restated Promotion Agreement by and between Parent and AHP, and that certain Agreement Regarding Governance and Commercial Matters by and among Parent, AHP and American Cyanamid Company (collectively, the "AHP Agreements")
                                                              --------------
has been executed, which agreements shall become effective upon the Closing (except that the Agreement Regarding Governance and Commercial Matters shall be effective as of the date hereof).

     Section 2.8   Role of Seattle and Rhode Island Following the Merger. Parent
                   -----------------------------------------------------
intends to, following the Effective Time, (i) operate and grow the Company's Seattle, Washington facility as a major research and development center for Parent, (ii) maintain Seattle, Washington as the primary location for the team of employees responsible for Enbrel, (iii) complete the Company's Helix Project research and technology center in Seattle, Washington, in order to consolidate Parent's Seattle downtown operations to one campus, and (iv) operate and grow the West Greenwich, Rhode Island biotechnology manufacturing complex as a large-scale manufacturing complex for biological products.

                                   ARTICLE 3.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the corresponding section of the Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Letter") (and subject to Section 9.13 hereof), the Company
 -------------------------
hereby represents and warrants to Parent as follows:

     Section 3.1   Organization and Qualification; Subsidiaries. The Company is
                   --------------------------------------------
a corporation duly organized and validly existing under the Laws of the State of Washington and has paid all excise taxes required by the Washington Department of Revenue. Each Subsidiary of the Company (collectively, the "Company
                                                               -------
Subsidiaries") has been duly organized and is validly existing under the Laws of
------------
the State of Washington and has paid all excise taxes required by the Washington Department of Revenue, except where the failure to be so organized, existing or to have paid taxes would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business, and is in good standing (but only with respect to jurisdictions which recognize such concepts) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.1 of the Company Disclosure Letter sets forth a true and complete list of all of the Company Subsidiaries. Except with respect to securities of non-affiliates held for investment purposes which do not constitute more than a 5% percent interest in any such non-affiliate, neither the Company nor any Company Subsidiary holds an Equity Interest in any other person.

     Section 3.2   Articles of Incorporation and Bylaws; Corporate Books and
                   ---------------------------------------------------------
Records. The copies of the Company's Articles of Incorporation (the "Company
-------                                                              -------
Articles") and Bylaws (the "Company Bylaws") that are listed as exhibits to the
--------                    --------------
Company's Form 10-K for the year ended December 31, 2000 are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Articles or the Company Bylaws as of the date hereof and will not, as of the Closing Date, be in violation of any of the provisions of the Company Articles or Company Bylaws, as such Company Articles and

Company Bylaws may be amended between the date hereof and the Closing Date. True and complete copies of all minute books of the Company since January 1, 1999 have been made available by the Company to Parent.

     Section 3.3   Capitalization.
                   --------------

     (a) As of the date hereof, the authorized capital stock of the Company consists of 1,200,000,000 shares of Company Common Stock and 30,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock").
                                                    -----------------------
As of December 1, 2001, (i) 544,893,425 shares of Company Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and, except pursuant to Sections 2.01 and 2.02 of the Governance Agreement, free of preemptive rights, and (ii) 51,062,923 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Options outstanding as of such date. As of the date hereof, no shares of Company Preferred Stock are issued or outstanding.

     (b) Except for outstanding Company Options, outstanding purchase rights under the ESPP and pursuant to Sections 2.01 and 2.02 of the Governance Agreement, as of the date hereof, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any Company Subsidiary, or obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other Equity Interests. From December 1, 2001 to the date of this Agreement, the Company has not issued any Equity Interests with respect to Company Common Stock, other than (x) Parent Common Stock issued upon exercise of Company Stock Options and (y) stock options issued to newly-hired employees in the ordinary course of business consistent with past practice. The Company has previously provided Parent with a true and complete list, as of December 15, 2001, of the prices at which outstanding Company Options may be exercised under the applicable Company Stock Option Plan, the number of Company Options outstanding at each such price and the vesting schedule of the Company Options. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and, except pursuant to Sections 2.01 and 2.02 of the Governance Agreement, free of preemptive rights.

     (c) Except as set forth in the Governance Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Company Common Stock or any capital stock of, or other Equity Interests in, any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

There are no outstanding contractual obligations of the Company or any Company Subsidiary to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in, any Company Subsidiary or any other person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Company Subsidiary and other than loans made in the ordinary course consistent with past practice to employees of the Company and its Subsidiaries. The Company has not adopted a shareholder rights plan.

     Section 3.4   Authority.
                   ---------

     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no shareholder votes are necessary to authorize this Agreement or to consummate such transactions other than, with respect to the Merger, as provided in Section 3.21. The Board of Directors of the Company, by resolutions adopted by vote of at least a majority of the Board of Directors of the Company at a meeting duly called and held at which a quorum was present and acting throughout, has duly (i) adopted this Agreement and the transactions contemplated hereby, which adoption has not been rescinded or modified, (ii) resolved (subject to Section 6.4) to recommend this Agreement and the Merger to its shareholders for approval and (iii) directed that this Agreement be submitted to its shareholders for consideration in accordance with this Agreement. All necessary approvals under the Governance Agreement have been obtained with respect to the execution and performance by the Company of this Agreement and the consummation of the Merger. No approval by the Company is necessary under the Governance Agreement for the execution and performance by AHP, MDP Holdings, Inc. and Lederle Parenterals, Inc. of the Voting Agreement. The Company has waived its rights with respect to the Merger under Section 5.1(d) of the Governance Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     (b) A majority of the Board of Directors of the Company has approved this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby for purposes of Chapter 23B.19 of the WBCA such that the restrictions set forth in Section 23B.19.040 of the WBCA are not applicable to this Agreement or the Voting Agreement or the consummation of the transactions contemplated hereby and thereby, or to the Surviving Corporation or Parent and their Affiliates or transferees following the Merger. No other State of Washington takeover statute or similar statute or regulation is applicable to the Merger.

     Section 3.5   No Conflict; Required Filings and Consents.
                   ------------------------------------------

     (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any provision of the Company Articles, the Company Bylaws, any equivalent organizational documents of any Company Subsidiary or the Governance Agreement (assuming the Company Shareholder Approval is obtained), (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained and all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract, Company Permit or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent or materially delay the performance under this Agreement by the Company.

     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign Governmental Entity or any other person, except (i) under the Exchange Act, the Securities Act, any applicable Blue Sky Law, the rules and regulations of Nasdaq, the HSR Act, foreign or supranational antitrust and competition Laws and the filing and recordation of the Articles of Merger as required by the WBCA and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent or materially delay the performance of this Agreement by the Company.

     Section 3.6   Permits; Compliance With Law. Each of the Company and the
                   ----------------------------
Company Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances, and has submitted notices to, all Governmental Entities (including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the "FDCA") and the regulations of the
                                           ----
United States Food and Drug Administration (the "FDA") promulgated thereunder)
                                                 ---
necessary for the Company or any Company Subsidiary to own, lease and operate its properties or other assets and to carry on their respective businesses in the manner described in the Company SEC Filings filed prior to the date hereof and as it is being conducted as of the date hereof (the "Company Permits"), and
                                                         ---------------
all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (ii) any Company Permits, except, with respect to clauses (i) and (ii), for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     Section 3.7 SEC Filings; Financial Statements.
                 ---------------------------------

     (a) The Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 1998 (collectively, the "Company SEC Filings"). Each Company
                                          -------------------
SEC Filing (i) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

      (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was prepared in all material respects in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect). The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

     (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2000 included in the Company's Form 10-K for the year ended December 31, 2000, including the notes thereto (the "Company Form 10-K"), neither the Company nor
                                  -----------------
any consolidated Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2000 and (ii) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (d) As of the date hereof, no "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) filed as an exhibit to the Company Form 10-K has been amended or modified, except for such amendments or modifications which have been filed as an exhibit to a subsequently dated Company SEC Filing or are not required to be filed with the SEC.

     Section 3.8  Absence of Certain Changes or Events.  Since December 31,
                  ------------------------------------
2000, except as disclosed in the Company Form 10-K or in Company SEC Filings since December 31,

2000 through to the date of this Agreement, including the notes thereto, and except as specifically contemplated by, or as disclosed in, this Agreement, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and, since such date, there has not been (a) an event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or
(b) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by the Company.

Section 3.9   Employee Benefit Plans.
              ----------------------

     (a) Section 3.9(a) of the Company Disclosure Letter sets forth a true and complete list of each "employee benefit plan" as defined in Section 3(3) of ERISA and any other material plan, policy, program, practice, agreement, understanding or arrangement providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate, which are now, or with respect to any plan intended to be qualified under 401(a) of the Code, were within the past 6 years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all material incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements. Each "employee benefit plan" as defined in Section 3(3) of ERISA and each other material plan, policy, program, practice, agreement, understanding or arrangement providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate, which are now, or were within the past 6 years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all material incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements is hereinafter referred to as a "Company
                                                                     -------
Benefit Plan". Neither the Company, nor to the Knowledge of the Company, any
------------
other person, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. The Company has delivered or made available to Parent true, correct and complete copies of all Company Benefit Plans (or, if not so delivered, has delivered or made available to Parent a written summary of their material terms), and, with respect thereto, all amendments, trust agreements, insurance Contracts, other funding vehicles, determination letters issued by the United States Internal Revenue Service (the "IRS"), the most recent annual reports (Form 5500 series)
                      ---
filed with the IRS, and the most recent actuarial report or other financial statement relating to such Company Benefit Plan.

(b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) with respect to the Company Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law, and
(ii) neither the Company nor any ERISA Affiliate has any liability under ERISA
Section 502.

     (c) Each Company Benefit Plan that is intended to be qualified under
Section 401(a) of the Code has obtained a favorable determination letter from the IRS that the Company Benefit Plan is so qualified and all related trusts are exempt from U.S. federal income taxation under Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification or exemption. Except as would not reasonably be expected to result in material liability to the Company or a Company ERISA Affiliate, (i) to the knowledge of the Company there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan, (ii) no suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (iii) none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code, (iv) all Tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, (v) all contributions and payments to each Company Benefit Plan are deductible under Code Sections 162 or 404, and (vi) no excise Tax could be imposed upon the Company under Chapter 43 of the Code.

     (d) Neither the Company nor any of its ERISA Affiliates sponsors, maintains, contributes to or has an obligation to contribute to, or has sponsored, maintained, contributed to or had an obligation to contribute to, any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, or any "multiemployer plan" as defined in Section 3(37) of ERISA.

     (e) No amount that could be received (whether in cash or property or the vesting of property), in connection with the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of the Company or any of its Subsidiaries who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan or otherwise are reasonably likely to be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

     (f) Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. The Company and each ERISA Affiliate are in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law and (ii) the applicable requirements of the

Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder, except as would not be reasonably expected to result in material liability to the Company or a Company ERISA Affiliate.

     (g) Neither the Company nor any of its Subsidiaries, sponsors, contributes to or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no United States source income outside of the United States.

     (h) The Company has delivered to Parent accurate W-2 information for the executive officers of the Company for the 1997, 1998, 1999 and 2000 calendar years.

     Section 3.10  Labor and Other Employment Matters.
                   ----------------------------------

     (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) no work stoppage or labor strike against the Company or any Company Subsidiary by employees is pending or threatened, (ii) neither the Company nor any Company Subsidiary is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (iii) the Company and each of the Company Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers" compensation, occupational safety, plant closings, and wage and hours, (iv) the Company and each Company Subsidiary has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, (v) neither the Company nor any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice), (vi) there are no material pending claims against the Company or any Company Subsidiary under any workers' compensation plan or policy or for long term disability and (vii) there are no material controversies pending or, to the Knowledge of the Company, threatened, between the Company or any Company Subsidiary and any of their respective current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. To the Company's Knowledge, as of the date hereof, no employees of the Company or any Company Subsidiary are in any material respect in violation of any term of any employment Contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or such Company Subsidiary or to the use of trade secrets or proprietary information of others. As of the date hereof, no employee of the Company or any Company Subsidiary, at the officer level or above, has given notice to the Company or any Company Subsidiary that any such employee intends to terminate his or her employment with the Company or any Company Subsidiary.

     (b) Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining Contract with a labor union or labor organization, nor is any such Contract presently being negotiated. As of the date hereof, there has not been since January 1, 1998 a representation question respecting any of the employees of the Company or any Company Subsidiary and, to the Knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of the Company or any Company Subsidiary to authorize representation by any labor organization.

     (c) The Company has identified in Section 3.10(c) of the Company Disclosure Letter and has made available to Parent true and complete copies of (i) all severance and employment agreements with directors, officers or employees of or consultants to the Company or any Company Subsidiary, (ii) all severance programs and policies of each of the Company and each Company Subsidiary with or relating to its employees, and (iii) all plans, programs, agreements and other arrangements of each of the Company and each Company Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions. Neither the execution and delivery of this Agreement or other related agreements, nor the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any Company Subsidiary or Affiliate from the Company or any Company Subsidiary or Affiliate under any Company Benefit Plan or otherwise, (ii) significantly increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any benefits.

     Section 3.11  Tax Treatment. None of the Company, any Company Subsidiary
                   -------------
nor any of the Company's Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     Section 3.12   Contracts. Except as filed as exhibits to the Company SEC
                    ---------
Filings filed prior to the date of this Agreement, or as disclosed in Section
3.12 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to or bound by any Contract that (i) is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the
SEC), (ii) relates to the co-promotion or distribution of Enbrel, the manufacturing and supply by third parties of Enbrel, the out-license of Company Intellectual Property relating to Enbrel to third parties pursuant to which the Company currently receives royalties, or the in-license of intellectual property relating to Enbrel from third parties pursuant to which the Company currently pays royalties or (iii) limits or otherwise restricts the Company or any Company Subsidiary or that would, after the Effective Time, limit or restrict Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) or any successor thereto, from engaging or competing in any line of business or in any geographic area, which Contracts would be material to Parent and its Subsidiaries (determined after giving effect to the Merger). Each Contract of the type described in this Section 3.12, whether or not set forth in
Section 3.12 of the Company Disclosure Letter, is referred to herein as a "Company Material Contract." Each Company Material Contract is valid and binding
 -------------------------
on the Company or a

Company Subsidiary party thereto and, to the Company's Knowledge, each other party thereto, and is in full force and effect, and the Company and each of the Company Subsidiaries have performed in all material respects all obligations required to be performed by them to the date hereof under each Company Material Contract and, to the Company's Knowledge, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     Section 3.13  Litigation. Except as and to the extent disclosed in the
                   ----------
Company SEC Filings, including the notes thereto, filed prior to the date of this Agreement or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or for which the Company or any Company Subsidiary is obligated to indemnify a third party that, as of the date hereof, relates to Enbrel, and (ii) neither the Company nor any Company Subsidiary is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

     Section 3.14  Environmental Matters. Except as disclosed in the Company
                   ---------------------
Form 10-K or in Company SEC Filings, including the notes thereto, since December 31, 2000 through to the date of this Agreement or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

     (a) The Company and the Company Subsidiaries (i) are in compliance with all, and are not subject to any liability, in each case with respect to any, applicable Environmental Laws, (ii) hold or have applied for all Environmental Permits necessary to conduct their current operations and (iii) are in compliance with their respective Environmental Permits.

     (b) Neither the Company nor any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary may be in violation of, or liable under, any Environmental Law.

     (c) Neither the Company nor any Company Subsidiary (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the Knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

     (d) None of the real property owned or leased by the Company or any Company Subsidiary is listed or, to the Knowledge of the Company, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

     Section 3.15  Intellectual Property. Except as would not, individually or
                   ---------------------
in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company (or one of its Subsidiaries) owns or has the right to use, whether through ownership, licensing or otherwise, all Company Intellectual Property, (ii) no written claim of invalidity or conflicting ownership rights with respect to any Company Intellectual Property has been received by the Company or any Company Subsidiary from a third party, (iii) no Company Intellectual Property owned by the Company or any Company Subsidiary is the subject of any pending or, to the Company's Knowledge, threatened action, suit, claim, investigation, arbitration, validity or enforceability challenge or other proceeding, (iv) to the Company's Knowledge, no Company Intellectual Property that is not owned by the Company or any Company Subsidiary is the subject of any pending or threatened action, suit, claim, investigation, arbitration, validity or enforceability challenge or other proceeding, (v) no person has given written notice to the Company or any Company Subsidiary that the use of any Company Intellectual Property by the Company, any Company Subsidiary or any licensee is infringing or has infringed any patent, trademark, service mark, trade name, or copyright or design right or other intellectual property right of any third party, or that the Company, any Company Subsidiary or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how, (vi) to the Company's knowledge after due inquiry, the making, having made, using, selling, offering for sale, importing, exporting, manufacturing, marketing, licensing, reproduction, distribution or publishing by the Company of any process, machine, manufacture or product does not, because of and to the extent that such process, manufacture or product incorporates Company Intellectual Property, infringe any valid claim of any patent, trademark, service mark, trade name, copyright, design right, or other intellectual property right of any third party in the jurisdictions in which such making, using, selling, offering for sale, importing, exporting, manufacturing, marketing, licensing, reproduction, distribution, or publishing occurs, and does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party, and (vii) there exists no prior act or current conduct or use by the Company, any Company Subsidiary or, to the Knowledge of the Company, any third party that would void or invalidate any Company Intellectual Property. As of the date hereof, AHP has not made any Product Calls (as such term is defined in the Product Rights Agreement by and among the Wyeth-Ayerst Research division of AHP, the Lederle Pharmaceutical division of American Cyanamid Company and the Company dated as of July 1, 1998, as amended (the "Product Rights Agreement")) under the Product
                               ------------------------
Rights Agreement.

     Section 3.16 Taxes.
                  -----

     (a) Each of the Company and each Company Subsidiary has duly and timely filed with the appropriate Tax authorities or other Governmental Entities all material Tax Returns that it was required to file. All such Tax Returns are complete and accurate in all material respects. All Taxes shown as due on such Tax Returns have been paid, and the Company and the Company Subsidiaries have provided adequate reserves in accordance with GAAP in the most recent financial statements contained in the Company SEC Filings for any material Taxes that have not been paid, whether or not shown as being due on any Tax Returns. None of the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return.

     (b) No claim for unpaid material Taxes has been asserted in writing by a Tax authority or other Governmental Entity or has become a lien against the property of the Company or any Company Subsidiary (other than with respect to Permitted Liens for Taxes). No audit or other proceeding with respect to any material Taxes due from or with respect to the Company or any Company Subsidiary or any material Tax Return filed by the Company or any Company Subsidiary is being conducted by any Tax authority or Governmental Entity, and the Company and the Company Subsidiaries have not received notification in writing that any such audit or other proceeding with respect to material Taxes or any material Tax Return is pending. No extension of the statute of limitations on the assessment of any material Taxes has been granted by the Company or any Company Subsidiary.

     (c) All material Taxes required to be withheld, collected or deposited by or with respect to the Company and each Company Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Tax authority or other Governmental Entity.

     (d) Neither the Company nor any Company Subsidiary is responsible for the Taxes of any person other than members of the affiliated group of which the Company is the common parent under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee, by Contract, or otherwise. Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar Contract or arrangement.

     (e) Neither the Company nor any Company Subsidiary has been a party to any distribution occurring during the two years preceding the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

     Section 3.17 Insurance. Copies of all material insurance policies
                  ---------
maintained by the Company, including fire and casualty, general liability, product liability, business interruption and professional liability policies, have been made available to Parent.

     Section 3.18 Properties. Each of the Company and the Company Subsidiaries
                  ----------
has good and valid title to or a valid leasehold interest in all its properties and assets reflected on the most recent balance sheet contained in the Company's quarterly report on Form 10-Q that is part of the Company SEC Filings or acquired after the date thereof, except for
(i) properties and assets sold or otherwise disposed of in the ordinary course of business since the date of such balance sheet and (ii) properties and assets the loss of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     Section 3.19 Regulatory Compliance.
                  ---------------------

     (a) All biological and drug products being manufactured, distributed, or developed by the Company and its Subsidiaries ("Company Pharmaceutical
                                               -----------------------
Products") that are subject to the jurisdiction of the FDA are being
---------
manufactured, labeled, stored, tested, distributed, and marketed in compliance with all applicable requirements under the FDCA, the Public Health Service Act, and their applicable implementing regulations, except for noncompliances which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (b) All preclinical trials and clinical trials conducted by or on behalf of the Company and its Subsidiaries have been, and are being conducted in material compliance with the applicable requirements of Good Clinical Practice, Informed Consent, and all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56, except for noncompliances which, individually or in the aggregate, would reasonably not be expected to have a Company Material Adverse Effect.

     (c) All manufacturing operations conducted by or for the benefit of the Company and its Subsidiaries have been and are being conducted in compliance with the FDA's applicable current Good Manufacturing Practice regulations for drug and biological products, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. In addition, the Company and its Subsidiaries are in compliance with all applicable registration and listing requirements set forth in 21 U.S.C.
Section 360 and 21 C.F.R. Part 207 and all similar applicable laws, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     (d) No Company Pharmaceutical Product has been recalled, suspended or discontinued as a result of any action by the FDA or any other similar foreign Governmental Entity by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any licensee, distributor or marketer of any Company Pharmaceutical Product, in the United States or outside of the United States since January 1, 1999.

     (e) Neither the Company nor any of its Subsidiaries have received any notice since January 1, 1999 that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to withdraw approval, place marketing or sale restrictions, or request the recall of any Company Pharmaceutical Product, or commenced, or threatened to initiate, any action to enjoin or place restrictions on the production, sale, marketing or reimbursement of any Company Pharmaceutical Products.

     (f) Neither the Company, nor any of its Subsidiaries, have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither the Company, the Company Subsidiaries, nor to the Knowledge of the Company, any officer, key employee or agent of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or regulation or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

     Section 3.20 Opinion of Financial Advisor. Merrill Lynch & Co. (the
                  ----------------------------
"Company Financial Advisor") has delivered to the Board of Directors of the
---------------------------
Company its opinion that, as of the date of such opinion, the Merger Consideration to be received by the holders of the shares of Company Common Stock pursuant to the Merger is fair to such holders from a financial point of view.

     Section 3.21 Vote Required. The affirmative vote of the holders of a
                  -------------
majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve this Agreement, the Merger and the transactions contemplated hereby (the "Company Shareholder Approval").
                         ------------------------------
     Section 3.22 Brokers. No broker, finder or investment banker (other than
                  -------
the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary. Prior to the date hereof, the Company has accurately described to Parent the Company's arrangements with, and the fees that may be paid by the Company to, the Company Financial Advisor relating to the Merger.


                                   ARTICLE 4.
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as set forth in the corresponding section of the Disclosure Letter delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the "Parent Disclosure Letter") (and subject to Section 9.13 hereof),
                ------------------------
Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

     Section 4.1 Organization and Qualification; Subsidiaries. Parent is a
                 --------------------------------------------
corporation duly organized, validly existing and in good standing under the Laws of Delaware. Merger Sub is a corporation duly organized and validly existing under the laws of the State of Washington and has paid all excise taxes required by the Washington Department of Revenue. Each Significant Subsidiary of Parent (together with Merger Sub, the "Parent Subsidiaries") has been duly organized
                               ---------------------
and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation, except where the failure to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and the Parent Subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and the Parent Subsidiaries is duly qualified or licensed to do business, and is in good standing (but only with respect to jurisdictions which recognize such concepts) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     Section 4.2 Certificate of Incorporation and Bylaws; Corporate Books and
                 ------------------------------------------------------------
Records. The copies of the Parent Certificate and Parent's Amended and Restated
-------
Bylaws (the "Parent Bylaws") that are listed as exhibits to Parent's Form 10-K
            ---------------
for the year ended December 31, 2000 are complete and correct copies thereof as in effect on the date hereof. The Parent is not in violation of any of the provisions of the Parent Certificate or the Parent Bylaws as of the date hereof and will not, as of the Closing Date, be in violation of any of the provisions of the Parent Certificate or Parent Bylaws, as such Parent Certificate and Parent Bylaws may be amended between the date hereof and the Closing Date. True and complete copies of all minute books of Parent since January 1, 1999 have been made available by Parent to the Company.

     Section 4.3 Capitalization.
                 ---------------

     (a) As of the date hereof, the authorized capital stock of Parent consists of (a) 2,750,000,000 shares of Parent Common Stock and (b) 5,000,000 shares of preferred stock, par value $0.0001 per share (the "Parent Preferred Stock"). As
                                                  ------------------------
of November 30, 2001, (a) 1,048,325,488 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights and (b) 8,659,960 shares of Parent Common Stock were held in the treasury of Parent or by Parent's Subsidiaries. As of the date hereof, 687,500 shares of Parent Preferred Stock are designated as Series A Junior Participating Preferred Stock, and no shares of Parent Preferred Stock are issued or outstanding. As of November 30, 2001, 95,657,177 shares of Parent Common Stock were reserved for issuance upon exercise of stock options, rights and warrants outstanding as of such date. Except for stock options and agreements or arrangements described in the Parent SEC Filings, including the notes or exhibits thereto, filed prior to the date of this Agreement and pursuant to the rights outstanding under the Rights Plan, as of the date hereof, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests, or obligating Parent or any Parent Subsidiary to issue or sell any shares of its capital stock or other Equity Interests. From November 30, 2001 to the date of this Agreement, Parent has not issued any Equity Interests with respect to Parent Common Stock, other than (x) Parent Common Stock issued upon exercise of stock options and (y) Equity Interests granted or issued under existing stock-based incentive compensation plans. The shares of Parent Common Stock to be issued in connection with the Merger, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights. Except as disclosed in the Parent SEC Filings, including the notes and exhibits thereto, as of the date hereof, there are no outstanding contractual obligations of Parent or any Parent Subsidiary (a) restricting the transfer of, or (b) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, any Parent Common Stock or any capital stock of, or other Equity Interests in, any Parent Subsidiary. As of the date hereof, there are no outstanding contractual obligations of Parent or any Parent Subsidiary (a) requiring the registration for sale of, (b) granting any preemptive or antidilutive right with respect to, or (c) affecting the voting rights (except for the Stockholders' Rights Agreement by and among Parent, AHP, MDP Holdings, Inc. and Lederle Parenterals, Inc., dated as of the date hereof) of, any Parent Common Stock. Except as disclosed in the Parent SEC Filings, including the notes and exhibits thereto, as of the date hereof, there are no outstanding contractual obligations of Parent or any Parent Subsidiary (a) affecting the voting rights of, (b) requiring the registration for sale of, or (c) granting any preemptive or antidilutive right with respect to or any capital stock of, or other Equity Interests in, any Parent Subsidiary.

     (b) Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or any Parent Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

     (c) Except as a result of the Voting Agreement, neither Parent nor any Parent Subsidiary beneficially owns any Equity Interest in the Company.

     Section 4.4 Authority Relative to This Agreement. Each of Parent and Merger
                 ------------------------------------
Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Each of (a) the execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of such transactions and (b) the issuance of shares of Parent Common Stock in accordance with the Merger has been duly and validly authorized by all necessary corporate action by Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub and no other stockholder votes are necessary to authorize this Agreement or to consummate such transactions, other than, with respect to the Share Issuance, as provided in Section 4.16. The Board of Directors of Parent, by resolutions adopted by unanimous vote of those voting (and not subsequently rescinded or modified in any way) at a meeting duly called and held at which a quorum was present and acting throughout, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Parent and its stockholders, and has declared the Merger to be advisable, (ii) approved and adopted this Agreement, the Merger, the Share Issuance and the other transactions contemplated hereby,
(iii) resolved to recommend the Share Issuance to its stockholders for approval and (iv) directed that the Share Issuance be submitted to its stockholders for consideration. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligations of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

     Section 4.5 No Conflict; Required Filings and Consents.
                 ------------------------------------------

     (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not,
(i) conflict with or violate any provision of the certificate or articles of incorporation or bylaws of Parent or

Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, that Parent's stockholders have approved the Share Issuance and that all filings and notifications described in Section 4.5(b) have been made, and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any Parent Subsidiary pursuant to, any Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (x) have a Parent Material Adverse Effect or (y) prevent or materially delay the performance of this Agreement by Parent or Merger Sub.

     (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign Governmental Entity or any other person, except (i) under the Exchange Act, the Securities Act, any applicable Blue Sky Law, the rules and regulations of Nasdaq, the HSR Act, foreign or supranational antitrust and competition Laws, and the filing and recordation of the Articles of Merger as required by the WBCA and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to (x) have a Parent Material Adverse Effect or (y) prevent or materially delay the performance under this Agreement by Parent or Merger Sub.

     Section 4.6 Permits; Compliance With Law. Parent and each Parent Subsidiary
                 ----------------------------
is in possession of all authorizations, licenses, permits, certificates, approvals and clearances necessary to carry on their respective businesses in the manner described in the Parent SEC Filings filed prior to the date hereof and as it is being conducted as of the date hereof (the "Parent Permits"), and
                                                        ----------------
all such Parent Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is in conflict with any Law applicable to Parent or any Parent Subsidiary that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     Section 4.7 SEC Filings; Financial Statements.
                 ---------------------------------

     (a) Parent has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 1998 (collectively, the "Parent SEC Filings"). Each Parent SEC
                                         --------------------
Filing (i) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be and
(ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of Parent is subject to the periodic reporting requirements of the Exchange Act.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings was prepared in all material respects in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect). The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

     (c) Except as and to the extent set forth on the consolidated balance sheet of Parent and its consolidated Subsidiaries as of December 31, 2000 included in Parent's Form 10-K for the year ended December 31, 2000, including the notes thereto (the "Parent Form 10-K"), neither Parent nor any of its consolidated
             ------------------
Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2000 and liabilities incurred in connection with this Agreement and the transactions contemplated hereby that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     (d) As of the date hereof, no "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) filed as an exhibit to the Parent Form 10-K has been amended or modified, except for such amendments or modifications which have been filed as an exhibit to a subsequently dated Parent SEC Filing or are not required to be filed with the SEC.

     Section 4.8   Absence of Certain Changes or Events. Since December 31,
                   ------------------------------------
2000, except as disclosed in the Parent Form 10-K or in Parent SEC Filings since December 31, 2000 through to the date of this Agreement, including the notes thereto, and except as specifically contemplated by, or as disclosed in, this Agreement, Parent and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and, since such date, there has not been (a) an event or development that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or
(b) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by Parent or Merger Sub.

     Section 4.9   Litigation. Except as disclosed in the Parent SEC Filings,
                   ----------
including the notes thereto, filed prior to the date of this Agreement or would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened in writing against Parent or any Parent Subsidiary or for which Parent or any Parent Subsidiary is obligated to indemnify a third party, and (ii) neither Parent nor any Parent Subsidiary is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened in writing against Parent or any Parent Subsidiary that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

     Section 4.10   Environmental Matters. Except as disclosed in the Parent
                    ---------------------
Form 10-K or in the Parent SEC Filings, including the notes thereto, since December 31, 2000 through the date of this Agreement or would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries (i) are in compliance with all, and are not subject to any liability, in each case with respect to any, applicable Environmental Laws, (ii) hold or have applied for all Environmental Permits necessary to conduct their current operations, and (iii) are in compliance with their respective Environmental Permits.

     Section 4.11   Intellectual Property. Except as disclosed in the Parent
                    ---------------------
Form 10-K or in the Parent SEC Filings, including the notes thereto, since December 31, 2000 through the date of this Agreement or would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse
Effect: (i) Parent and its Subsidiaries own or have the right to use, whether through ownership, licensing or otherwise, all Parent Intellectual Property,
(ii) no Parent Intellectual Property is the subject of any pending or, to Parent's Knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding, (iii) there exists no prior act or current conduct or use by Parent or any Parent Subsidiary or, to the Knowledge of Parent, any third party that would void or invalidate any Parent Intellectual Property, and (iv) to the Knowledge of Parent, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution or publishing by Parent of any process, manufacture or product does not, because of and to the extent that such process, manufacture or product incorporates Parent Intellectual Property, infringe any valid claim of patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party in the jurisdictions in which such making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing occurs, and does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party.

     Section 4.12 Regulatory Compliance.
                  ---------------------

     (a) All biological and drug products being manufactured, distributed or developed by Parent and its Subsidiaries ("Parent Pharmaceutical Products") that
                                          --------------------------------
are subject to the jurisdiction of the FDA are being manufactured, labeled, stored, tested, distributed and marketed in compliance with all applicable requirements under the FDCA and the Public Health Service Act, except for noncompliances which, individually or in the aggregate, would reasonably not be expected to have a Parent Material Adverse Effect.

     (b) Neither Parent nor any of its Subsidiaries have received any notice since January 1, 1999 that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to withdraw approval or request the recall of any Parent Pharmaceutical Product, or commenced, or threatened to initiate, any action to enjoin or place restrictions on the production of any Parent Pharmaceutical Products.

     Section 4.13   Tax Treatment. None of Parent, nor any of its Subsidiaries
                    -------------
or Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     Section 4.14   Ownership of Merger Sub; No Prior Activities.
                    --------------------------------------------

     (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the outstanding capital stock of Merger Sub is owned directly by Parent.

     (b) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person. Merger Sub has no Subsidiaries.

     Section 4.15 Opinion of Financial Advisor. Goldman, Sachs & Co. (the
                  ----------------------------
"Parent Financial Advisor") has delivered to the Board of Directors of Parent
---------------------------
its opinion that, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to Parent.

     Section 4.16   Vote Required. The affirmative vote of the holders of a
                    -------------
majority of the shares of Parent Common Stock represented at a meeting of the stockholders of Parent called for such purpose and entitled to vote thereon (provided that at least a majority of such shares are represented in person or by proxy at such meeting) is the only vote of the holders of any class or series of capital stock or other Equity Interests of Parent necessary to approve the Share Issuance (the "Parent Stockholder Approval").
                     ---------------------------

     Section 4.17 Brokers. No broker, finder or investment banker (other than
                  -------
the Parent Financial Advisor, Bear, Stearns & Co. Inc. and Salomon Smith Barney Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

     Section 4.18   Sufficient Funds. Parent will have at or prior to the
                    ----------------
Closing and at the Effective Time sufficient immediately available funds and sufficient authorized but unissued shares or treasury shares of Parent Common Stock to pay the Merger Consideration upon consummation of the Merger.

                                   ARTICLE 5.
                                   COVENANTS

     Section 5.1   Conduct of Business by the Company Pending the Closing. The
                   ------------------------------------------------------
Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter or as specifically permitted by any other provision of this Agreement, or unless Parent shall otherwise agree in writing, the Company shall, and shall cause each Company Subsidiary to, (x) maintain its existence in good standing under applicable Law,
(y) subject to the restrictions set forth in this Section 5.1 and Section 6.5, conduct its operations only in the ordinary and usual course of business consistent with past practice and (z) use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and, subject to Section 6.5, to preserve the current relationships of the Company and the Company Subsidiaries with their customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations as is reasonably necessary in order to preserve substantially intact its business organization. In addition, without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Letter or as specifically permitted by any other provision of this Agreement, the Company shall not and shall not permit any of its Subsidiaries to (unless required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company and its Subsidiaries), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

     (a) amend or otherwise change its articles or certificate of incorporation or bylaws or equivalent organizational documents;

     (b) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest, of the Company or any Company Subsidiary, except that (i) the Company may issue shares of Company Common Stock pursuant to the ESPP or upon exercise of Company Options outstanding on the date hereof or hereafter granted in accordance with the provisions of subclause (ii), (iii) or (iv) of this clause (b), (ii) the Company may grant Company Options up to an aggregate of 1,100,000 shares of Company Common Stock to newly-hired employees and may grant Company Options up to an aggregate of 4,400,000 shares of Company Common Stock to existing employees and non-employee directors, in each case, in accordance with the terms of the Company Stock Option Plans consistent with past practice and with an exercise price per share of Company Common Stock no less than the fair market value of a share of Company Common Stock as of the date of grant, provided that in no event shall the vesting or exercisability of any such Company Options accelerate solely as a result of the consummation of the transactions contemplated by this Agreement, (iii) the Company may grant Company Options that are Replacement Options pursuant to Section 2.4(b), (iv) the Company may grant Company Options pursuant to existing contractual relationships and as set forth in the Company Disclosure Letter, (v) the Company may grant Equity Interests in accordance with Sections 2.01 and 2.02 of the Governance Agreement, and (vi) the Company Subsidiaries may issue shares of capital stock or other Equity Interests to the Company or any wholly-owned Company Subsidiary;

     (c) (i) sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any material property or assets (other than Company Intellectual Property) of the Company or any Company Subsidiary, except (A) sales, pledges, dispositions, transfers, leases, licenses or encumbrances pursuant to existing Contracts, (B) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of property or assets by the Company or a Company Subsidiary in the ordinary course of business but not to exceed an aggregate value for all such sales, pledges, dispositions, transfers, leases, licenses and encumbrances of $100,000,000, (C) sales or dispositions of inventory and other tangible current assets, or (D) as may be required pursuant to Section 6.5(b); (ii) sell, pledge, dispose of, transfer, lease, license, abandon, fail to maintain or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, abandonment, failure to maintain or encumbrance of, any Company Intellectual Property (other than Company Intellectual Property that protects or enhances the value of Enbrel), except (A) sales, pledges, dispositions, transfers, leases, licenses, abandonments, failures to maintain or encumbrances in the ordinary course of business which will not materially impair the conduct of the Company's business and (B) as may be required pursuant to Section 6.5(b); (iii) sell, pledge, dispose of, transfer, lease, license, abandon, fail to maintain or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, abandonment, failure to maintain or encumbrance of, any Company Intellectual Property which protects Enbrel, except (A) agreements entered into for clinical studies involving Enbrel in the ordinary course of business and (B) material transfer agreements relating to Enbrel entered into in the ordinary course of business; or (iv) enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly-owned Company Subsidiary and the Company or another wholly-owned Company Subsidiary;

     (d) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company (other than dividends or distributions paid by wholly-owned Company Subsidiaries to the Company or to other wholly-owned Company Subsidiaries) or enter into any agreement with respect to the voting of the capital stock of the Company;

     (e) (i) reclassify, combine, split or subdivide any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

     (f) (i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Company Subsidiary) for borrowed money, except for indebtedness for borrowed money under the Company's existing credit facilities or replacement credit facilities in an aggregate amount not materially larger than the Company's existing credit facilities, (ii) terminate, cancel, or agree to any material and adverse change in, any Company Material Contract other than in the ordinary course of business consistent with past practice, (iii) make or authorize any capital expenditure materially in excess of the Company's budget as disclosed to Parent prior to the date hereof or (iv) make or authorize any material loan to any person (other than a Company Subsidiary) outside the ordinary course of business;

     (g) except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 3.9 or 6.10(c) of the Company Disclosure Letter, (i) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in accordance with past practices and methodologies in salaries or wages of officers and/or employees of the Company or any Company Subsidiary), (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary (other than with respect to newly appointed directors and newly hired employees in accordance with past practices of the Company or any Company Subsidiary, provided that any such agreements shall not provide for the payment of any severance or termination pay solely as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby), (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee, except to the extent required by applicable Law or (iv) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan or Company Option;

     (h) make any material change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

     (i) except in the ordinary course of business consistent with past practice, make any material Tax election or settle or compromise any material liability for Taxes, change any annual Tax accounting period, change any method of Tax accounting, file any amended material Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

     (j) subject to Section 6.4(h), modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party and which relates to a business combination involving the Company;

     (k) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries taken as a whole, other than in the ordinary course of business or otherwise not in excess of $50 million;

     (l) subject to Section 6.4(h), take any action to render inapplicable, or to exempt any third party from, (i) the provisions of Chapter 23B.19 of the WBCA or (ii) any other state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares;

     (m) acquire, or agree to acquire, from any Person any assets (not including Intellectual Property), operations, business or securities or engage in, or agree to engage in, any merger, consolidation or other business combination with any Person, except (i) in connection with capital expenditures permitted hereunder and except for acquisitions of inventory and other assets (not including Intellectual Property) in the ordinary course of business or (ii) for acquisitions of businesses or assets (not including Intellectual Property) or business combinations having or involving aggregate consideration not in excess of $50,000,000, which, in the case of clauses (i) and (ii), individually or in the aggregate, would not be reasonably expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied;

     (n) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied;

     (o) adopt a shareholder rights agreement, or "poison pill";

     (p) acquire, or agree to acquire, from any Person, any Intellectual Property, except in the ordinary course of business consistent with past practice (including in size and nature); or

     (q) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

     Section 5.2  Conduct of Business by Parent Pending the Closing. Parent
                  -------------------------------------------------
agrees that, between the date of this Agreement and the Effective Time, except as specifically permitted by any other provision of this Agreement or unless the Company shall otherwise agree in writing, Parent shall maintain its existence in good standing under applicable Law and Parent and its Subsidiaries shall continue to conduct their businesses such that the primary business of Parent and its Subsidiaries, taken as a whole, shall involve biotechnology or pharmaceuticals. Without limiting the foregoing, and as an extension thereof, except as specifically permitted by any other provision of this Agreement, Parent shall not and shall not permit any of its Subsidiaries to (unless required by applicable Laws or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent and its Subsidiaries), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of the Company:

     (a) amend or otherwise change the Parent Certificate in a manner that adversely affects the rights of holders of Parent Common Stock (including holders of the Parent Common Stock issuable in the Merger), except to increase the authorized number of shares of Parent capital stock (including Parent Common Stock);

     (b) issue any shares of Parent Common Stock if, following such issuance, there would be an insufficient number of shares of Parent Common Stock to pay the Merger Consideration and to be reserved for issuance in connection with the transactions contemplated hereby;

     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock property or otherwise, with respect to any of Parent's capital stock;

     (d) take any action (including any acquisition or entering into any business combination) that is intended or could reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied; or

     (e) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

     Section 5.3  Cooperation.
                  -----------

     (a) In addition to their other obligations set forth in this Agreement, the Company and Parent shall coordinate and cooperate in connection with (a) the preparation of the Registration Statement and the Proxy Statement, (b) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger, and (c) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement and the Proxy Statement.

     (b) As soon as reasonably practicable after the date hereof, Parent and Company shall establish an Integration Committee with a consultative function, which shall be comprised of two senior executives of Parent, designated by the Chairman, President and Chief Executive Officer of the Parent, and two senior executives of the Company, designated by the Chairman, President and Chief Executive Officer of the Company. Subject to applicable Law, the Integration Committee will be concerned with matters relating to the integration of Parent's and Company's respective businesses and personnel following the Effective Time and will periodically meet to discuss and review such matters.

     Section 5.4  Tax-Free Reorganization Treatment.
                  ---------------------------------

     (a) Neither Company nor Parent shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action that would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall use their reasonable best efforts, and shall cause their respective Subsidiaries to use their reasonable best efforts, to take or cause to be taken any action that would cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

     (b) Each of the Company and Parent shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

     Section 5.5  Control of Other Party's Business. Nothing contained in this
                  ---------------------------------
Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the consummation of the Merger, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

                                   ARTICLE 6.
                              ADDITIONAL AGREEMENTS

     Section 6.1 Registration Statement; Proxy Statement.
                 ---------------------------------------

     (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC a joint proxy statement relating to the Company Shareholders' Meeting and Parent Stockholders' Meeting (together with any amendments thereof or supplements thereto, the "Proxy
                                                                          ------
Statement") and Parent shall prepare and file with the SEC a registration
----------
statement on Form S-4 (together with all amendments thereto, the "Registration
                                                                 -------------
Statement"; the prospectus contained in the Registration Statement together with
----------
the Proxy Statement, the "Joint Proxy/Prospectus"), in which the Proxy Statement
                         ------------------------
shall be included, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the shareholders of the Company as Merger Consideration. Each of Parent and the Company shall use reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all or any action reasonably required under any applicable federal or state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as reasonably practicable after the Registration Statement shall have become effective and the Proxy Statement shall have been cleared by the SEC, the Company and Parent shall mail the Joint Proxy/Prospectus to their respective shareholders; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing the Joint Proxy/Prospectus in light of the date set for the Company Shareholders' Meeting and the Parent Stockholders' Meeting. No filing of, or amendment or supplement to, the Proxy Statement shall be made by the Company or Parent, and no filing of, or amendment or supplement to, the Registration Statement shall be made by Parent, in each case, without providing the other party a reasonable opportunity to review and comment thereon, which comments shall be considered in good faith. Parent and the Company each shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (b) The information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company, (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (iv) the time of the Company Shareholders' Meeting and (v) the time of the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any of its Subsidiaries, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     (c) The information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company, (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (iv) the time of the Company Shareholders' Meeting and (v) the time of the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     Section 6.2 Shareholders' Meetings.
                 ----------------------

     (a) The Company shall duly call and hold a meeting of its shareholders (the "Company Shareholders' Meeting") as promptly as reasonably practicable in
-------------------------------
accordance with applicable Law following the date the Registration Statement becomes effective and the Proxy Statement is cleared by the SEC and after coordination with Parent, provided that the meeting shall be held not later than five Business Days prior to the Outside Date (provided that the Company shall not be required to hold the Company Shareholders' Meeting prior to the date of the Parent Stockholders' Meeting), for the purpose of voting upon the adoption and approval of this Agreement. In connection with the Company Shareholders' Meeting and the transactions contemplated hereby, the Company will (i) subject to applicable Law, use its reasonable best efforts (including postponing or adjourning the Company Shareholders' Meeting to obtain a quorum or to solicit additional proxies) to obtain the necessary approvals by its shareholders of this Agreement, the Merger and the other transactions contemplated hereby and
(ii) otherwise comply with all legal requirements applicable to the Company Shareholders' Meeting.

     (b) Parent shall duly call and hold a meeting of its stockholders (the "Parent Stockholders' Meeting") as promptly as reasonably practicable in
------------------------------
accordance with applicable Law following the date the Registration Statement becomes effective and the Proxy Statement is cleared by the SEC and after coordination with the Company, provided that the meeting shall be held not later than five Business Days prior to the Outside Date (provided that the Parent shall not be required to hold the Parent Stockholders' Meeting prior to the date of the Company

Shareholders' Meeting), for the purpose of voting upon the approval of the Share Issuance, and Parent shall use its reasonable best efforts to hold the Parent Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective. In connection with the Parent Stockholders' Meeting and the transactions contemplated hereby, Parent will (i) subject to applicable Law, use its reasonable best efforts (including postponing or adjourning Parent Stockholders' Meeting to obtain a quorum or to solicit additional proxies) to obtain the necessary approvals by its stockholders of the Share Issuance and (ii) otherwise comply with all legal requirements applicable to the Parent Stockholders' Meeting.

     (c) The Board of Directors of the Company shall recommend approval of this Agreement and the Merger by the shareholders of the Company (the "Company
                                                                 --------
Recommendation") and, subject to Section 6.4, shall not withdraw or adversely
---------------
modify (or propose to withdraw or adversely modify) such recommendation, and the Joint Proxy Statement/Prospectus shall contain such recommendation.

     (d) The Board of Directors of Parent shall recommend the approval of the Share Issuance by the stockholders of Parent (the "Parent Recommendation") and
                                                  -----------------------
shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation, and the Joint Proxy Statement/Prospectus shall contain such recommendation.

     Section 6.3 Access to Information; Confidentiality.
                 --------------------------------------

     (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or Parent or any of their respective Subsidiaries is a party (which such person shall use reasonable best efforts to cause the counterparty to waive) from the date of this Agreement to the Effective Time, the Company and Parent shall, and shall cause each of its Subsidiaries and each of their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, "Representatives") to (i)
                                                -----------------
provide to the other party and its respective Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (ii) subject to applicable Laws relating to the exchange of information, furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of itself and its Subsidiaries as the other party and its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.3(a) shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

     (b) With respect to the information disclosed pursuant to this Section 6.3, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the confidentiality agreement, dated November 14, 2001, previously executed by the Company and Parent (the "Confidentiality Agreement"); provided, however, that the
            ---------------------------
restrictions on Parent and its Subsidiaries, Affiliates and Representatives set forth in paragraph 8 of the Confidentiality Agreement shall be inapplicable with respect to any of the transactions set forth in this Agreement.

     Section 6.4 No Solicitation of Transactions.
                 -------------------------------

     (a) The Company agrees that neither it nor any Company Subsidiary shall, and that it shall use its reasonable best efforts to cause its and their Representatives not to, directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal (except to the extent specifically permitted pursuant to this Section 6.4), (iii) engage in discussions with any person with respect to any Acquisition Proposal, except to notify such person as to the existence of these provisions (except to the extent specifically permitted pursuant to this Section 6.4), (iv) approve, endorse or recommend any Acquisition Proposal with respect the Company (except to the extent specifically permitted pursuant to this Section 6.4), or (v) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal or a transaction contemplated thereby (except for confidentiality agreements specifically permitted pursuant to Section 6.4(c)). The Company shall immediately terminate, and shall cause the Company Subsidiaries and its and their Representatives to immediately terminate, all discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to or contemplate the possibility of, an Acquisition Proposal. The Company shall immediately demand that each person which has heretofore executed a confidentiality agreement with the Company or any of its Affiliates or Subsidiaries or any of its or their Representatives with respect to such person's consideration of a possible Acquisition Proposal to immediately return or destroy (which destruction shall be certified in writing by such person to the Company) all confidential information heretofore furnished by the Company or any of its Affiliates or Subsidiaries or any of its or their Representatives to such person or any of its Affiliates or Subsidiaries or any of its or their Representatives.

     (b) Promptly after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, the Company shall provide Parent with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry, and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. After receipt of the Acquisition Proposal, request or inquiry, the Company shall promptly keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to Parent a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

     (c) If the Company receives an Acquisition Proposal which (i) constitutes a Superior Proposal or (ii) which the Board of Directors of the Company in good faith concludes proposes consideration that is more favorable to the Company's shareholders than the transactions contemplated by this Agreement and which could reasonably be expected to result in a Superior Proposal in all other respects, the Company shall promptly provide to Parent written notice that shall state expressly (A) that it has received an Acquisition Proposal which constitutes a Superior Proposal or which could reasonably be expected to result in a Superior Proposal, and (B) the identity of the party making such Acquisition Proposal and the material terms and conditions of the Acquisition Proposal (the "Superior Proposal Notice") and may then take the following
              --------------------------
actions:

         (i) furnish nonpublic information to the third party making such Acquisition Proposal, provided, that (A) prior to so furnishing, the Company receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf and customary standstill provisions, and (B) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes a copy of such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

         (ii) engage in negotiations with the third party with respect to the Acquisition Proposal.

     (d) For a period of not less than five Business Days after Parent's receipt from the Company of each Superior Proposal Notice, the Company shall, if requested by Parent, negotiate in good faith with Parent to revise this Agreement so that the Acquisition Proposal that constituted a Superior Proposal no longer constitutes a Superior Proposal.

     (e) In response to the receipt of a Superior Proposal that has not been withdrawn and continues to constitute a Superior Proposal after the Company's compliance with Section 6.4(d), the Board of Directors of the Company may withhold or withdraw the Company Recommendation and, in the case of a Superior Proposal that is a tender or exchange offer made directly to its shareholders, may recommend that its shareholders accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors or a committee thereof, a "Change of Recommendation"), if both of the following conditions in Sections
  --------------------------
6.4(e)(i) and 6.4(e)(ii) are met:

         (i)  the Company Shareholders' Meeting has not occurred; and

         (ii) the Board of Directors of the Company has concluded in good faith, following the receipt of advice of its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Change of Recommendation would result in a breach of its fiduciary obligations to its shareholders under applicable Law.

     (f) Notwithstanding anything to the contrary contained in this Agreement,
(i) the obligation of the Company to call, give notice of, convene and hold the Company Shareholders' Meeting and to hold a vote of the Company's shareholders on this Agreement and the Merger at the Company Shareholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (whether or not a Superior Proposal), or by any Change of Recommendation and (ii) in any case in which the Company withholds or withdraws the Company Recommendation pursuant to Section 6.4(e), recognizing that special circumstances, as provided in Section 23B.11.030 of the WBCA, exist in light of the provisions of this Section 6.4 and/or the provisions of the Voting

Agreement, the Company shall submit this Agreement and the Merger to a vote of its shareholders with no recommendation as permitted by Section 23B.11.030(2) of the WBCA. The Company agrees that it shall not submit to the vote of its shareholders any Acquisition Proposal (whether or not a Superior Proposal) or propose to do so.

     (g) Nothing contained in this Agreement shall be deemed to restrict the Company from complying with Rules 14d-9 or 14e-2 under the Exchange Act or be deemed to restrict the Company or Parent from making such other disclosures as may be required by federal securities laws or applicable State of Washington fiduciary duties laws.

     (h) Notwithstanding anything to the contrary contained in this Agreement, the prohibitions contained in Sections 5.l(j) and 5.1(l) shall not be applicable with respect to a Person who has submitted a Superior Proposal to the Company.

     Section 6.5 Appropriate Action; Consents; Filings.
                 -------------------------------------

     (a) Subject to the proviso contained in Section 6.5(b)(ii), the Company and Parent shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required (A) to be obtained or made by Parent or the Company or any of their Subsidiaries, (B) to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act and antitrust and competition Laws of any other applicable jurisdiction), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (C) to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and antitrust and competition Laws of any other applicable jurisdiction and (C) any other applicable Law. Parent and the Company shall cooperate with each other in connection with the making of all filings referenced in the preceding sentence, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall have the right to review in advance, and to the extent practicable each shall consult the other on, all the information relating to the Company and the Company Subsidiaries or Parent and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Parent and the Company may, as each deems reasonably advisable and necessary, designate any competitively sensitive information provided to the other under this Section 6.5(a) as "outside counsel only." Such information shall be given only to outside counsel of the recipient. In addition, Parent and the Company may redact any information from such documents shared with the other party or its counsel that is not pertinent to the subject matter of the filing or submission.

     (b) Without limiting Section 6.5(a), Parent and the Company shall:

         (i) each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the Outside Date, including defending through litigation on the merits any claim asserted in any court by any person; and

         (ii) each use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including implementing, contesting or resisting any litigation before any court or quasi-judicial administrative tribunal seeking to restrain or enjoin the Merger; provided, however, that nothing in this Agreement shall require any of Parent and its Subsidiaries or the Company and its Subsidiaries to commit to any divestitures, licenses or hold separate or similar arrangements with respect to its assets or conduct of business arrangements, whether as a condition to obtaining any approval from a Governmental Entity or any other person or for any other reason, if, in any such case, such divestiture, license, holding separate or arrangement (x) is not conditioned upon the consummation of the Merger or (y) would, individually or in the aggregate, have a Parent Material Adverse Effect (including, for purposes of this clause, the Surviving Corporation and its Subsidiaries) after giving effect to the Merger.

     (c) Subject to the proviso contained in Section 6.5(b)(ii) and the proviso contained in the following sentence of this Section 6.5(c), the Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any non-governmental third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (ii) required to be disclosed in the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 6.5(c), such party shall use reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent; provided that no obligation to make a material payment or grant a material right not conditioned upon the consummation of the Merger shall be imposed by this Section 6.5(c).

     (d) From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the Knowledge of the Company or Parent, as appropriate, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking damages in connection with the Merger or the conversion of Company Common Stock into Parent Common Stock pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or its Subsidiaries to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries.

     Section 6.6   Certain Notices. From and after the date of this Agreement
                   ---------------
until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

     Section 6.7   Public Announcements. Parent and the Company will consult
                   --------------------
with each other before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with Nasdaq, will not issue any such press release or make any such public statement prior to such consultation; provided, however, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal non-public information regarding the other party.

     Section 6.8   Nasdaq Listing. Parent shall use reasonable best efforts (a)
                   --------------
to cause the Parent Common Stock to be issued in the Merger to be approved for listing upon the Effective Time on Nasdaq or on such national securities exchange as the Parent Common Stock is listed and (b) to cause the Parent Common Stock issued upon the exercise of converted Company Options to be approved for listing on Nasdaq or on such national securities exchange as Parent Common Stock is listed.

    Section 6.9   Employee Benefit Matters.
                  ------------------------

    (a) For a period of at least two years following the Effective Time, Parent shall provide employee benefits (excluding any benefits attributable to equity based plans or grants) to the employees and former employees of the Company and their respective Subsidiaries ("New Parent Employees") that are no less
                                --------------------
favorable in the aggregate than those provided to such persons in effect on the date hereof. Nothing herein shall require Parent to continue any particular Company Benefit Plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of the benefits as provided in the preceding sentence); provided, however, that Parent shall not take any action (by way of amendment, termination or otherwise) which is in violation of the terms of any Company Benefit Plan or applicable Law.

     (b) With respect to each benefit plan of Parent ("Parent Benefit Plan") in
                                                       -------------------
which New Parent Employees subsequently participate, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Company Benefit Plan. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Each Parent Benefit Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Company Benefit Plan. New Parent Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Benefit Plan for the plan year in which the Effective Time occurs.

     (c) At the request of Parent, the Company shall terminate any and all 401(k) plans of the Company, effective not later than the day immediately preceding the Closing Date. In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of Company's Board of Directors (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Closing Date.

     Section 6.10   Indemnification of Directors and Officers.
                    -----------------------------------------

     (a) Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Company or any of its Subsidiaries to the fullest extent permitted by Law for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) in their capacities as such.

     (b) For six years from the Effective Time, Parent shall, or shall cause the Surviving Corporation to, cause to be maintained in effect for the benefit of the Company's current directors and officers an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the Effective Time (the "D&O Insurance") covering each such person currently covered
                     -------------
by the officers' and directors' liability insurance policies of the Company on terms with respect to coverage and in amounts no less favorable than those of the Company's policies in effect on the date hereof; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the estimated premium for the 2002 fiscal year, which premium the Company presently expects to be approximately $1,850,000.

     (c) Parent shall, and shall cause the Surviving Corporation to, cause to be maintained in effect in the Surviving Corporation's (or any successor's) Articles of Incorporation and Bylaws provisions with respect to indemnification and advancement of expenses that are at least as favorable to the intended beneficiaries as those contained in the Company Articles and the Company Bylaws as in effect on the date hereof.

     (d) Parent agrees to honor (and hereby guarantees the Surviving Corporation's performance under) all indemnification agreements entered into by the Company or any Company Subsidiary. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, Parent shall cause proper provisions to be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.10. The obligations of Parent and the Surviving Corporation under this Section 6.10 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.10 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.10 applies shall be third party beneficiaries of this
Section 6.10).

     Section 6.11   Plan of Reorganization.  This Agreement is intended to
                    ----------------------
constitute a "plan of reorganization" within the meaning of Treasury Regulation
Section 1.368-2(g).

     Section 6.12   Affiliate Letters. The Company shall, promptly after the
                    -----------------
date hereof and prior to the mailing of the Joint Proxy/Prospectus, deliver to Parent a list setting forth the names of all persons the Company expects to be, at the time of the Company Shareholders' Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing the list. The Company shall use reasonable best efforts to cause each person who is identified as an affiliate in the list furnished or supplemented pursuant to this Section 6.12 to execute a written agreement, promptly following the date hereof, in substantially the form of Exhibit 6.12 hereto.

     Section 6.13   Section 16 Matters. Prior to the Effective Time: (a) the
                    ------------------
Board of Directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act (together with the rules and regulations thereunder, "Section
                                                                       -------
16"), of shares of Parent Common Stock or options to purchase shares of Parent
--
Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16; and (b) the Board of Directors of the Company or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of shares of Company Common Stock or Company Options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

     Section 6.14   Stock Award Matters.
                    -------------------

     (a) The Company shall, and shall cause the administrator(s) of each of the Company Stock Option Plans and the ESPP to, take any and all actions necessary (under the applicable Company Stock Option Plan and otherwise) to (i) cause the Company Options to be treated in accordance with Section 2.4 hereof, including, without limitation, amending the

Company Stock Option Plans and, if necessary or desirable, obtaining the consent of the optionholders to such treatment; and (ii) cause the stock purchase rights outstanding under the ESPP to be assumed and converted into rights to purchase Parent Common Stock pursuant to Section 2.5 in such manner as will not result in acceleration of the exercise of stock purchase rights under the ESPP.

     (b) Promptly after the Effective Time, Parent shall file one or more registration statements on Form S-3 or Form S-8, as the case may be (or any other successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to options and purchase rights issued pursuant to Sections 2.4 and 2.5 and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     Section 6.15   Restructure of Transaction. In the event that either of
                    --------------------------
Latham & Watkins, counsel to Parent, or Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, is unable to render its opinion pursuant to Section 7.2(c) or Section 7.3(c), respectively, the structure of the Merger shall be revised to provide for the merger of the Company with and into Merger Sub with Merger Sub being the surviving entity in such Merger (the "Forward Subsidiary
                                                           ------------------
Merger"), subject to the approval of each of the Company and Parent which
------
approval shall not be unreasonably withheld or delayed; provided, that if a Forward Subsidiary Merger structure would not result in each of Latham & Watkins or Skadden, Arps, Slate, Meagher & Flom LLP being able to render such respective opinions, the Company and Parent shall negotiate in good faith to revise the structure of the business combination between the Company and Parent such that each of Latham & Watkins and Skadden, Arps, Slate, Meagher & Flom LLP will be able to render such opinion; provided, further, that no such revision to the structure of the Merger shall (a) result in any change in the Merger Consideration, (b) be materially adverse to the interests of Parent, the Company, Merger Sub, the holders of shares of Parent Common Stock or the holders of shares of Company Common Stock or (c) unreasonably impede or delay consummation of the Merger. If the structure of the Merger is so revised, this Agreement shall be amended by the parties as appropriate to give effect to the revised structure of the Merger with each party executing a written amendment to this Agreement as necessary to reflect the foregoing.

                                   ARTICLE 7.
                               CLOSING CONDITIONS

     Section 7.1   Conditions to Obligations of Each Party Under This Agreement.
                   ------------------------------------------------------------
The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

     (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC.

     (b) Shareholder and Stockholder Approval. The Company Shareholder Approval and the Parent Stockholder Approval shall have been obtained.

     (c) No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment or injunction or order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger.

     (d) Consents and Approvals. Other than the filing provided for under
Section 1.2 and filings pursuant to the HSR Act, all consents, approvals and authorizations of any Governmental Entity required of Parent, the Company or any of their Subsidiaries to consummate the Merger, the failure of which to be obtained or taken, individually or in the aggregate, would have a Parent Material Adverse Effect (determined, for purposes of this clause, after giving effect to the Merger), shall have been obtained.

     (e) HSR Act. The applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

     (f) Nasdaq Listing. The shares of Parent Common Stock issuable to the Company's shareholders in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on Nasdaq or on such national securities exchange as Parent Common Stock is then listed, subject to official notice of issuance.

     (g) Litigation. There shall not be instituted or pending any action, litigation or proceeding by any Governmental Entity (i) seeking to prohibit, restrain or otherwise interfere with the Merger or the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business or assets of the Company or Parent or any of their Subsidiaries or to compel Parent or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or Parent or any of their respective Subsidiaries, or (ii) seeking divestiture of any shares of Company Common Stock (or shares of stock of the Surviving Corporation) or seeking to impose or confirm limitations on the ability of Parent to effectively exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation), including the right to vote any securities on any matters properly presented to shareholders, in the case of clause (i) or (ii), which would, or would reasonably be expected to, have a Parent Material Adverse Effect (determined, for purposes of this clause, after giving effect to the Merger).

     Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub.
                 -------------------------------------------------------------
The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) would not, individually or in the aggregate, result in a Company Material Adverse Effect. Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of an executive officer of the Company to that effect.

     (c) Parent Tax Opinion. Parent shall have received the opinion of Latham & Watkins, dated the date of the Effective Time, to the effect that the Merger will be treated for Federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Latham & Watkins shall receive and rely upon representations contained in letters of Parent and the Company to be delivered as of the Effective Time substantially in the forms attached hereto as Exhibits 7.2(c)(i) and 7.2(c)(ii), respectively. The opinion referred to in this Section 7.2(c) shall not be waivable after receipt of the Company Shareholder Approval or the Parent Stockholder Approval referred to in Section 7.1(b), unless further stockholder approval is obtained with appropriate disclosure.

     (d) AHP Agreements. The AHP Agreements shall be in full force and effect, and no authorized officer of AHP shall have notified Parent in writing of, and AHP shall not have publicly announced, AHP's intention to repudiate such agreements.

     Section 7.3 Additional Conditions to Obligations of the Company. The
                 ---------------------------------------------------
obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement is also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) would not, individually or in the aggregate, result in a Parent Material Adverse Effect. The Company shall have received a certificate signed by an executive officer of Parent on its behalf to the foregoing effect.

     (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of an executive officer of Parent to that effect.

     (c) Company Tax Opinion. The Company shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated the date of the Effective Time, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP shall receive and rely upon representations contained in letters of Parent and the Company to be delivered as of the Effective Time substantially in the form attached hereto as Exhibits 7.2(c)(i) and 7.2(c)(ii), respectively. The opinion referred to in this Section 7.3(c) shall not be waivable after receipt of the Company Shareholder Approval or the Parent Stockholder Approval referred to in Section 7.1(b), unless further stockholder approval is obtained with appropriate disclosure.

                                   ARTICLE 8.
                        TERMINATION, AMENDMENT AND WAIVER

     Section 8.1 Termination. This Agreement may be terminated at any time prior
                 -----------
to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or the stockholders of Parent:

     (a) By mutual written consent of Parent and the Company, which consent shall have been approved by action of their respective Boards of Directors;

     (b) By written notice of either the Company or Parent, if the Merger shall not have been consummated prior to September 30, 2002 (such date, as it may be extended as provided below, shall be referred to herein as the "Outside Date");
                                                               --------------
provided, however, that such date may, from time to time, be extended by either party (by written notice thereof to the other party) up to and including December 31, 2002 in the event all conditions to effect the Merger other than one or more conditions set forth in Sections 7.1(c), 7.1(d), 7.1(e) or 7.1(g) (the "Regulatory Conditions") have been or are capable of being satisfied at the time of each such extension and the Regulatory Conditions have been or are reasonably capable of being satisfied on or prior to December 31, 2002; provided further that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date;

     (c) By written notice of either the Company or Parent, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to
Section 6.5);

     (d) By written notice of Parent, if (i) the Board of Directors of the Company shall have withdrawn or adversely modified, or shall have resolved to withdraw or adversely modify, the Company Recommendation; (ii) the Board of Directors of the Company shall have approved or recommended, or shall have resolved to approve or recommend, to the shareholders of the Company, an Acquisition Proposal other than that contemplated by this Agreement; or (iii) the Company fails to call or hold the Company Shareholders' Meeting by the fifth day prior to the Outside Date;

     (e) By written notice of the Company, if (i) the Board of Directors of Parent shall have withdrawn or adversely modified, or shall have resolved to withdraw or adversely modify, the Parent Recommendation or (ii) Parent fails to call or hold the Parent Stockholders' Meeting by the fifth day prior to the Outside Date;

     (f) By written notice of Parent, if there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in
Section 7.2(a) or 7.2(b) and (ii) cannot be cured prior to the Outside Date, provided that Parent shall have given the Company written notice, delivered at least twenty days prior to such termination, stating Parent's intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination;

     (g) By written notice of the Company, if there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in
Section 7.3(a) or 7.3(b) and (ii) cannot be cured prior to the Outside Date, provided that the Company shall have given Parent written notice, delivered at least twenty days prior to such termination, stating the Company's intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination; or

     (h) By written notice of either Parent or the Company if (i) the Company Shareholder Approval shall not have been obtained at the Company Shareholders' Meeting duly convened therefor (or at any adjournment or postponement thereof) at which a quorum is present and the vote to adopt and approve this Agreement and the Merger is taken, or (ii) the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders' Meeting duly convened therefor (or at any adjournment or postponement thereof) at which a quorum is present and the vote to approve the Share Issuance is taken.

     Section 8.2 Effect of Termination.
                 ---------------------

     (a) Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, except with respect to Sections 6.3(b) and 8.2 and Article 9 and with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

     (b) Parent Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Sections 8.1(f), then the Company shall pay Parent an amount equal to the sum of Parent's Expenses up to an amount equal to $15 million.

     (c) Company Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Sections 8.1(g), then Parent shall pay to the Company an amount equal to the sum of the Company's Expenses up to an amount equal to $15 million.

     (d) Payment of Expenses. Payment of Expenses pursuant to Sections 8.2(b) or 8.2(c) shall be made not later than two Business Days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the ninetieth day after such party delivers such notice of demand for payment).

     (e) Company Termination Fee.

         (i) In the event that this Agreement is terminated pursuant to (A)
Section 8.1(d)(i) and the Board of Directors of the Company has withdrawn or adversely modified the Company Recommendation in such a manner that the Company cannot submit this Agreement to a vote of the Company's shareholders pursuant to
Section 23B.11.030(2) of the WBCA, (B) Section 8.1(d)(ii), or (C) Section 8.1(d)(iii), then the Company shall pay to Parent, within two Business Days following written notice of such termination, a termination fee of $475,000,000 in immediately available funds.

         (ii) In the event that the Company shall have withdrawn or adversely modified the Company Recommendation prior to the Company Shareholders' Meeting and this Agreement is terminated pursuant to Section 8.1(h)(i), then the Company shall pay to Parent, within two Business Days following written notice of such termination, a termination fee of $475,000,000 in immediately available funds.

         (iii) In the event that (A) this Agreement is terminated pursuant to
Section 8.1(h)(i) and, at any time after the date of this Agreement and before the vote on this Agreement at the Company Shareholders' Meeting, an Acquisition Proposal with respect to the Company shall have been publicly announced and not bona fide withdrawn and (B) a Competing Transaction with respect to the Company is consummated or the Company enters into a definitive agreement with respect to a Competing Transaction, in either case, within twelve months following the termination of this Agreement, then the Company shall pay to Parent, within two Business Days after the earlier of the consummation of such Competing Transaction or execution of a definitive agreement with respect to such Competing Transaction, a fee of $475,000,000 in immediately available funds.

     (f) Parent Termination Fee.

         (i) In the event that the Board of Directors of Parent shall have withdrawn or adversely modified the Parent Recommendation and, thereafter, this Agreement is terminated pursuant to Section 8.1(h)(ii), then Parent shall pay to the Company, within two Business Days following written notice of such termination, a termination fee of $475,000,000 in immediately available funds.

         (ii) In the event that this Agreement is terminated pursuant to Section 8.1(e)(ii), then Parent shall pay to the Company, within two Business Days following written notice of such termination, a termination fee of $475,000,000 in immediately available funds.

     (g) All Payments. All payments under Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. The Company and Parent acknowledge that the agreements contained in Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither the Company nor Parent would enter into this Agreement. Accordingly, if either party fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit which results in a judgment against the other party for the fee set forth in this Section 8.2, such defaulting party shall pay to the prevailing party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

     Section 8.3 Amendment. This Agreement may be amended by the parties hereto
                 ---------
by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made without further shareholder approval which, by Law or in accordance with the rules of Nasdaq, requires further approval by such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     Section 8.4 Waiver. At any time prior to the Effective Time, any party
                 ------
hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of Nasdaq, requires further approval by such shareholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     Section 8.5 Fees and Expenses. Subject to Sections 8.2(a), 8.2(b), 8.2(c)
                 -----------------
and 8.2(g), all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that each of Parent and the Company shall pay one-half of the expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.


                                   ARTICLE 9.
                               GENERAL PROVISIONS

     Section 9.1 Non-Survival of Representations and Warranties. None of the
                 ----------------------------------------------
representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     Section 9.2 Notices. Any notices or other communications required or
                 -------
permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

                (a)        If to Parent or Merger Sub, addressed to it at:

                           Amgen Inc.
                           One Amgen Center Drive
                           Thousand Oaks, CA  91320
                           Fax:  (805) 499-3540
                           Attn:  Chief Executive Officer

                           with a copy to:

                           Latham & Watkins
                           885 Third Avenue, Suite 1000
                           New York, NY  10022-4802
                           Fax:  (212) 751-4864
                           Attn:  Charles Nathan

                           and

                           Latham & Watkins
                           633 West Fifth Street, Suite 4000
                           Los Angeles, CA  90071-2007
                           Fax:  (213) 891-8763
                           Attn:   Gary Olson
                                   Paul D. Tosetti
                                   Charles K. Ruck

                (b)        If to the Company, addressed to it at:

                           Immunex Corporation
                           51 University Street
                           Seattle, Washington  98101
                           Fax:  (206) 467-0368
                           Attn:  Chief Executive Officer

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, NY  10036
                           Fax:  (212) 735-2000
                           Attn:   Roger Aaron

                                   Stephen Arcano

     Section 9.3   Certain Definitions. For purposes of this Agreement,
                   -------------------
the term:

     "Accelerated Company Option" shall mean a Company Option with
      --------------------------
a per share exercise price which is equal to or less than the greater of (i) $40.00 or (ii) the closing sales price for a share of Company Common Stock (or the closing bid, if no sales were reported) as quoted on Nasdaq for the last market trading day immediately preceding the Effective Time, as reported in The Wall Street Journal.

     "Acquisition Proposal" means any offer or proposal concerning any (a)
      -------------------
merger, consolidation, business combination, or similar transaction involving the Company or any Significant Subsidiary of the Company pursuant to which the shareholders of the Company immediately prior to such transaction would own less than 80% of any class of equity securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) sale or other disposition directly or indirectly of assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries, (c) issuance, sale, or other disposition of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) in each case by the Company representing 20% or more of the voting power of the Company or (d) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding voting capital stock of the Company (other than the Merger).

     "Affiliate" of a specified person means a person that directly or
      ---------
indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.

     "beneficial ownership" (and related terms such as "beneficially owned" or
      --------------------
"beneficial owner") has the meaning set forth in Rule 13d-3 under the Exchange Act.

     "Blue Sky Laws" means state securities or "blue sky" Laws.
      -------------

     "Business Day" means any day on which banks are not required or authorized
      ------------
to close in the City of New York.

     "Cancelled Company Option" shall mean a Company Option with a per share
      ------------------------
exercise price which exceeds the greater of (i) $40.00 or (ii) the closing sales price for a share of Company Common Stock (or the closing bid, if no sales were reported) as quoted on Nasdaq for the last market trading day immediately preceding the Effective Time, as reported in The Wall Street Journal.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and
      ------
Liability Act of 1980, as amended as of the date hereof.

     "Company Intellectual Property" means all intellectual property or other
      -----------------------------
proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof, in each case, used in the business of the Company as of the date of this Agreement or the Closing Date.

     "Company Material Adverse Effect" means any change affecting, or condition
      -------------------------------
having an effect on, the Company or any Company Subsidiary that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, except, in each case, for any such change or condition resulting from or arising out of (i) changes or developments in the biotechnology industry generally, which changes or developments do not disproportionately affect the Company relative to other participants in the biotechnology industry in any material respect, (ii) changes or developments in financial or securities markets or the economy in general which changes do not disproportionately affect the Company in any material respect, (iii) any change in the Company's stock price or trading volume, in and of itself or (iv) the announcement of the transactions contemplated by this Agreement.

     "Company Option" means any option or warrant to purchase Company Common
      --------------
Stock.

     "Company Stock Option Plan" means the Immunex Corporation 1993 Stock Option
      -------------------------
Plan, as Amended and Restated on April 25, 2000, the Immunex Corporation 1999 Stock Option Plan, as Amended and Restated on April 25, 2000, the Stock Option Grant Program for Nonemployee Directors under the Immunex Corporation Amended and Restated 1999 Stock Option Plan, the Immunex Corporation Stock Option Plan for Nonemployee Directors, as Amended and Restated on April 18, 2000, and in each case, the addendums thereto, or any other plan, agreement or arrangement pursuant to which Company Options have been issued as of the Effective Time, other than the ESPP.

     "Competing Transaction" means any (a) merger, consolidation, business
      ---------------------
combination, or similar transaction involving the Company or any Significant Subsidiary of the Company pursuant to which the shareholders of the Company immediately prior to such transaction would own less than 70% of any class of equity securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) sale or other disposition directly or indirectly of assets of the Company or the Company Subsidiaries representing 30% or more of the consolidated assets of the Company and the Company Subsidiaries,
(c) issuance, sale, or other disposition of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) in each case by the Company to any person or "group" (as defined in Rule 13d-5(b)(1) under the Exchange Act) representing 30% or more of the voting power of the Company or (d) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 30% or more of the outstanding voting capital stock of the Company (other than any shares beneficially owned by AHP or its Subsidiaries).

     "Contracts" means any of the agreements, contracts, leases, powers of
      ---------
attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied.

     "control" (including the terms "controlled by" and "under common control
      -------
with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of securities or as trustee or executor, by Contract or credit arrangement or otherwise.

     "delivered" or "made available" (or words of similar import) shall include,
      -----------------------------
without limitation, all documents and materials made available in the Company's data rooms in Los Angeles, California or New York, New York or Parent's data rooms in Los Angeles, California or New York, New York, as the case may be.

     "Environmental Laws" means any federal, state, local or
      ------------------
foreign statute, Law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of Law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

     "Environmental Permits" means any permit, approval, identification number,
      ---------------------
license and other authorization required under any applicable Environmental Law.

     "Equity Interest" means any share, capital stock, partnership, member or
      ---------------
similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as
      -----
amended, and the regulations promulgated thereunder.

     "ERISA Affiliate" means any entity or trade or business (whether or not
      ---------------
incorporated) other than the Company that together with the Company is considered under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and
      ------------
the rules and regulations promulgated thereunder.

     "Expenses" includes all reasonable out-of-pocket expenses (including,
      --------
without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Registration Statement and Proxy Statement, as applicable, and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereto.

     "GAAP" means generally accepted accounting principles as applied in the
      ----
United States.

     "Governance Agreement" means that certain Amended and Restated Governance
      --------------------
Agreement dated as of December 15, 1992 among American Cyanamid Company, Lederle Oncology Corporation and the Company, as amended by Amendment No. 1 to the Amended and Restated Governance Agreement dated May 20, 1999 between American Cyanamid Company and the Company and Amendment No. 2 to Amended and Restated Governance Agreement dated August 9, 2000 between American Cyanamid Company and the Company.

     "Governmental Entity" means domestic or foreign governmental,
      -------------------
administrative, judicial or regulatory authority.

     "group" is defined as in the Exchange Act, except where the context
      -----
otherwise requires.

     "Hazardous Materials" means (A) any petroleum, petroleum products,
      -------------------
byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976,
      -------
as amended, and the rules and regulations thereunder.

     "Intellectual Property" means intellectual property or other proprietary
      ---------------------
rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof.

     "Knowledge" of any person which is not an individual means, with respect to
      ---------
any specific matter, the actual knowledge of such person's executive officers and any other officer having primary responsibility for such matter.

     "Law" means foreign or domestic law, statute, code, ordinance, rule,
      ---
regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

     "Liens" means any mortgage, pledge, lien, security interest, conditional or
      -----
installment sale agreement, encumbrance, charge or other claims of third parties of any kind.

     "Nasdaq" means the Nasdaq Stock Market.
      ------

     "Parent Certificate" means Parent's Restated Certificate of Incorporation,
      ------------------
as amended through the date of this Agreement.

     "Parent Intellectual Property" means all intellectual property or other
      ----------------------------
proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof, in each case, used in the business of Parent as of the date of this Agreement or the Closing Date.

     "Parent Material Adverse Effect" means any change affecting,
      ------------------------------
or condition having an effect on, Parent, Merger Sub or any of Parent's Subsidiaries that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, except, in each case, for any such change or condition resulting from or arising out of (i) changes or developments in the biotechnology industry generally, which changes or developments do not disproportionately affect Parent relative to other participants in the biotechnology industry in any material respect, (ii) changes or developments in financial or securities markets or the economy in general which changes do not disproportionately affect Parent in any material respect, (iii) any change in Parent's stock price or trading volume, in and of itself or (iv) the announcement of the transactions contemplated by this Agreement.

     "PBGC" means the Pension Benefit Guaranty Corporation.
      ----

     "Permitted Liens" means (a) Liens for Taxes, assessments or similar charges
      ---------------
incurred in the ordinary course of business consistent with past practice that are not yet due and payable or are being contested in good faith; (b) pledges or deposits made in the ordinary course of business consistent with past practice;
(c) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of business consistent with past practice that are not yet due and payable or are being contested in good faith; and (iv) similar Liens and encumbrances which are incurred in the ordinary course of business consistent with past practice and which do not in the aggregate materially detract from the value of such assets or properties or materially impair the use thereof in the operation of such business.

     "person" means an individual, corporation, limited liability company,
      ------
partnership, association, trust, unincorporated organization, other entity or group.

     "SEC" means the United States Securities and Exchange Commission.
      ---

     "Securities Act" means the Securities Act of 1933, as amended, and the
      --------------
rules and regulations promulgated thereunder.

     "Share Issuance" means the issuance of Parent Common Stock pursuant to
      --------------
Section 2.1(a).

     "Significant Subsidiary" has the meaning set forth in Rule 1-02 of
      ----------------------
Regulation S-X.

     "Subsidiary" or "Subsidiaries" of any person or any other person means any
      ----------      ------------
corporation, partnership, joint venture or other legal entity of which such person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

     "Superior Proposal" means any bona fide offer or proposal (on its most
      -----------------
recently amended or modified terms, if amended or modified) made by a person other than Parent or Merger Sub that (1) concerns any (a) merger, tender offer, exchange offer, business combination or similar transaction involving the Company or any Subsidiary of the Company pursuant to which (i) shareholders of the Company immediately prior to such transaction would own less than 50% of the voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) and (ii) shareholders of the Company other than AHP would own less than 30% of the voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (b) sale or other disposition directly or indirectly of assets of the Company or the Company Subsidiaries representing 67% or more of the consolidated assets of the Company and the Company Subsidiaries, (2) is on terms which the Board of Directors of the Company in good faith concludes (following receipt of the advice of its financial advisors and outside counsel) are more favorable to the Company's shareholders (in their capacities as shareholders) than the transactions contemplated by this Agreement (including any revisions hereto), and (3) is, in the good faith judgment of the Company, reasonably likely to be completed and financed.

     "Taxes" means all taxes of any kind, including, without limitation, those
      -----
on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity.

     "Tax Returns" means any report, return (including information return),
      -----------
claim for refund, or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

     "Treasury Regulations" means the United States Treasury regulations
      --------------------
promulgated under the Code.

     Section 9.4  Terms Defined Elsewhere. The following terms are defined
                  -----------------------
elsewhere in this Agreement, as indicated below:

     "Agreement"                                         Preamble

     "AHP"                                               Recitals

     "AHP Agreements"                                 Section 2.7

     "Articles of Merger"                             Section 1.2

     "Cash Consideration"                          Section 2.1(a)

     "Certificates"                                Section 2.2(b)

     "Change of Recommendation"                    Section 6.4(e)

     "Closing"                                        Section 1.2

     "Closing Date"                                   Section 1.2

     "Code"                                              Recitals

     "Common Stock Consideration"                  Section 2.1(a)

     "Company"                                           Preamble

     "Company Articles"                               Section 3.2

     "Company Benefit Plan"                        Section 3.9(a)

     "Company Bylaws"                                 Section 3.2

     "Company Common Stock"                        Section 2.1(a)

     "Company Disclosure Letter"                        Article 3

     "Company Financial Advisor"                     Section 3.20

     "Company Form 10-K"                           Section 3.7(c)

     "Company Material Contract"                     Section 3.12

     "Company Pharmaceutical Products"            Section 3.19(a)

     "Company Permits"                                Section 3.6

     "Company Preferred Stock"                     Section 3.3(a)

     "Company Recommendation"                                  Section 6.2(c)

     "Company SEC Filings"                                     Section 3.7(a)

     "Company Shareholder Approval"                              Section 3.21

     "Company Shareholders' Meeting"                           Section 6.2(a)

     "Company Subsidiaries"                                       Section 3.1

     "Confidentiality Agreement"                               Section 6.3(b)

     "D&O Insurance"                                          Section 6.10(b)

     "Director Plans"                                             Section 2.4

     "Dissenting Share"                                        Section 2.1(e)

     "Effective Time"                                             Section 1.2

     "employee benefit plan"                                   Section 3.9(a)

     "ESPP"                                                       Section 2.5

     "Excess Shares"                                        Section 2.2(e)(i)

     "Exchange Agent"                                          Section 2.2(a)

     "Exchange Fund"                                           Section 2.2(a)

     "Exchange Ratio"                                          Section 2.1(a)

     "FDA"                                                        Section 3.6

     "FDCA"                                                       Section 3.6

     "Forward Subsidiary Merger"                                 Section 6.15

     "IRS"                                                     Section 3.9(a)

     "Joint Proxy/Prospectus"                                  Section 6.1(a)

     "Litigation Conditions"                                   Section 8.1(b)

     "Merger"                                                        Recitals

     "Merger Consideration"                                    Section 2.1(a)

     "Merger Sub"                                                    Preamble

      "multiemployer plan"                                      Section 3.9(d)

      "New Parent Employees"                                    Section 6.9(a)

      "Option Exchange Ratio"                                   Section 2.4(a)

      "Outside Date"                                            Section 8.1(b)

      "Parent"                                                        Preamble

      "Parent Benefit Plans"                                    Section 6.9(b)

      "Parent Bylaws"                                              Section 4.2

      "Parent Common Stock"                                     Section 2.1(a)

      "Parent Disclosure Letter"                                    Article 4.

      "Parent Financial Advisor"                                  Section 4.14

      "Parent Form 10-K"                                        Section 4.7(c)

      "Parent Permits"                                             Section 4.6

      "Parent Pharmaceutical Products"                         Section 4.12(a)

      "Parent Preferred Stock"                                  Section 4.3(a)

      "Parent Recommendation"                                   Section 6.2(d)

      "Parent SEC Filings"                                      Section 4.7(a)

      "Parent Stockholder Approval"                               Section 4.15

      "Parent Stockholders' Meeting"                            Section 6.2(b)

      "Parent Subsidiaries"                                        Section 4.1

      "Product Rights Agreement"                                  Section 3.15

      "Registration Statement"                                  Section 6.1(a)

      "Proxy Statement"                                         Section 6.1(a)

      "Replacement Option"                                      Section 2.4(b)

      "Representatives"                                         Section 6.3(a)

      "Rights Plan"                                             Section 2.1(f)

     "Section 16"                                                Section 6.13

     "Superior Proposal Notice"                                Section 6.4(c)

     "Surviving Corporation"                                      Section 1.1

     "Voting Agreement"                                              Recitals

     "WBCA"                                                          Recitals

     Section 9.5   Headings. The headings contained in this Agreement are for
                   --------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.6   Severability. If any term or other provision of this
                   ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     Section 9.7   Entire Agreement. This Agreement (together with the Exhibits,
                   ----------------
Parent and Company Disclosure Letters and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     Section 9.8   Assignment. Neither this Agreement nor any of the rights,
                   ----------
interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly-owned Subsidiary of Parent without the consent of the Company.

     Section 9.9   Parties in Interest. This Agreement shall be binding upon and
                   -------------------
inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 6.11, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Section 9.10   Mutual Drafting. Each party hereto has participated in the
                    ---------------
drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

     Section 9.11  Governing Law; Consent to Jurisdiction; Waiver of Trial by
                   ----------------------------------------------------------
Jury.
----

     (a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in Contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within the State, except that the provisions of the WBCA shall govern the Merger.

     (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

     (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS,
(C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).

     Section 9.12  Specific Performance. The parties hereto agree that
                   --------------------
irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at Law or in equity.

     Section 9.13  Disclosure. Any matter disclosed in any section of a party's
                   ----------
Disclosure Letter shall be considered disclosed for other sections of such Disclosure Letter, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of a party's Disclosure Letter in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

     Section 9.14  Counterparts. This Agreement may be executed in one or more
                   ------------
counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



                            [Signature page follows]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                             AMGEN INC.
                             a Delaware corporation

                             By:  /s/ Kevin W. Sharer
                                 -------------------------------------
                             Name:  Kevin W. Sharer
                             Title: Chairman of the Board, CEO and President


                             AMS ACQUISITION INC.
                             a Washington corporation

                             By:  /s/ Kevin W. Sharer
                                 -------------------------------------
                             Name:  Kevin W. Sharer
                             Title: Chairman of the Board, CEO and President



                             IMMUNEX CORPORATION
                             a Washington corporation

                             By:  /s/ Edward V. Fritzky
                                 -------------------------------------
                             Name:  Edward V. Fritzky
                             Title: Chairman, Chief Executive Officer and
                                     President




                [SIGNATURE PAGE -- AGREEMENT AND PLAN OF MERGER]